Form 10-K405, Exhibit 13
period 1996-12-31
DAVEY TREE EXPERT CO
filed 1997-03-27
CIK 277638

                                                                EXHIBIT 13
                                                                ----------





                          INDEX TO FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULES
                            [ITEMS 14(a)(1) AND (2)]

DESCRIPTION                                                              PAGE
-----------                                                              ----

Independent Auditors' Report                                              F-2

Consolidated Balance Sheets as of December 31, 1996, 1995 and 1994        F-3

Consolidated Statements of Net Earnings for the years ended               F-5
  December 31, 1996, 1995 and 1994

Consolidated Statements of Shareholders' Equity for the years ended       F-6
  December 31, 1996, 1995 and 1994

Consolidated Statements of Cash Flows for the years ended                 F-8
  December 31, 1996, 1995 and 1994

Notes to Consolidated Financial Statements for the years ended            F-9
  December 31, 1996, 1995 and 1994

INDEPENDENT AUDITORS' REPORT




To the Shareholders and Board of Directors
The Davey Tree Expert Company


We have audited the accompanying consolidated balance sheets of The Davey Tree Expert Company and subsidiary companies as of December 31, 1996, 1995, and 1994, and the related consolidated statements of net earnings, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Davey Tree Expert Company and subsidiary companies as of December 31, 1996, 1995, and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.





/s/Deloitte & Touche LLP
Cleveland, Ohio
February 14, 1997
                                      F-2

THE DAVEY TREE EXPERT COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                               DECEMBER 31
                                                                1996              1995             1994
                                                                         (DOLLARS IN THOUSANDS)

ASSETS

   CURRENT ASSETS:
     Cash and cash equivalents                                $     627         $  1,470         $     973
     Accounts receivable                                         39,805           34,622            29,313
     Operating supplies                                           2,477            2,136             2,568
     Prepaid expenses and other assets                            2,023            1,791             1,840
     Deferred income taxes                                        1,786            2,697             1,898
                                                              ---------         --------         ---------
       Total current assets                                      46,718           42,716            36,592

   PROPERTY AND EQUIPMENT:
     Land and land improvements                                   6,178            6,446             6,376
     Buildings and leasehold improvements                        16,682           15,956            15,806
     Equipment                                                  148,204          139,711           132,708
                                                              ---------         --------         ---------
                                                                171,064          162,113           154,890
     Less accumulated depreciation                              113,980          107,977           100,466
                                                              ---------         --------         ---------
     Net property and equipment                                  57,084           54,136            54,424

   OTHER ASSETS AND INTANGIBLES                                   7,584            7,309             7,470









                                                              ---------         --------         ---------
   TOTAL ASSETS                                               $ 111,386         $104,161         $  98,486
                                                              =========         ========         =========


   See notes to consolidated financial statements.





                                                                               DECEMBER 31
                                                                1996              1995             1994
                                                                         (DOLLARS IN THOUSANDS)

LIABILITIES AND SHAREHOLDERS' EQUITY

   CURRENT LIABILITIES:
     Accounts payable                                         $  11,564         $  9,918         $   9,160
     Accrued liabilities                                         12,944           13,953             9,599
     Income taxes payable                                           218            3,171             1,307
     Notes payable, bank                                             75              400                99
     Current maturities of long-term debt                         2,634            2,781             3,844
                                                              ---------         --------         ---------
       Total current liabilities                                 27,435           30,223            24,009

   LONG-TERM DEBT                                                19,640           17,049            21,124

   DEFERRED INCOME TAXES                                          1,952            3,182             3,256

   INSURANCE LIABILITIES                                          9,007            6,380             5,050

   OTHER LIABILITIES                                                882              797               516
                                                              ---------         --------         ---------

   TOTAL LIABILITIES                                             58,916           57,631            53,955

   SHAREHOLDERS' EQUITY:
     Preferred shares
     Common shares                                                8,728            8,728             8,728
     Additional paid-in capital                                   3,876            3,472             3,167
     Retained earnings                                           75,324           67,922            62,851
                                                              ---------         --------         ---------
                                                                 87,928           80,122            74,746

   LESS:
     Treasury shares, at cost                                    35,451           33,198            29,416
     Subscriptions receivable from employees                          7              297               606
     Future contributions to ESOT                                                     97               193
                                                              ---------         --------         ---------

   TOTAL SHAREHOLDERS' EQUITY                                    52,470           46,530            44,531
                                                              ---------         --------         ---------

   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                 $ 111,386         $104,161         $  98,486
                                                              =========         ========         =========


See notes to consolidated financial statements.

THE DAVEY TREE EXPERT COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF NET EARNINGS
--------------------------------------------------------------------------------


                                                                     YEARS ENDED DECEMBER 31
                                                    1996                       1995                      1994
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


REVENUES                                  $   266,934      100.0%    $   229,682    100.0%     $   209,683     100.0%

COSTS AND EXPENSES:

   Operating                                  183,427      68.7          159,310     69.4          146,617      69.9
   Selling                                     33,575      12.6           28,629     12.5           26,080      12.4
   General and administrative                  18,216       6.8           15,889      6.9           14,345       6.9
   Depreciation and amortization               14,690       5.5           13,201      5.7           13,263       6.3
                                          -----------  --------      -----------  -------      -----------  --------

                                              249,908      93.6          217,029     94.5          200,305      95.5
                                          -----------  --------      -----------  -------      -----------  --------

EARNINGS FROM OPERATIONS                       17,026       6.4           12,653      5.5            9,378       4.5

INTEREST EXPENSE                                2,457        .9            2,725      1.2            2,641       1.3

OTHER INCOME - NET                               (272)      (.1)            (183)     (.1)            (278)     (.1)
                                          -----------  --------      ------------ -------      ------------ --------

EARNINGS BEFORE INCOME TAXES                   14,841       5.6           10,111      4.4            7,015       3.3

INCOME TAXES                                    6,082       2.3            3,974      1.7            2,826       1.3
                                          -----------  --------      -----------  -------      -----------  --------

EARNINGS FROM
   CONTINUING OPERATIONS                        8,759       3.3            6,137      2.7            4,189       2.0

DISCONTINUED OPERATION -
   NET EARNINGS (LOSS)                                                       236       .1             (150)     (.1)
                                          -----------  --------      -----------  -------      -----------  --------

NET EARNINGS                              $     8,759       3.3%     $     6,373      2.8%     $     4,039       1.9%
                                          ===========  ========      ===========  =======      ===========  ========

WEIGHTED AVERAGE
   NUMBER OF COMMON
   SHARES OUTSTANDING
   INCLUDING COMMON
   STOCK EQUIVALENTS                        4,714,607                  4,813,538                 4,977,090
                                          ===========                ===========               ===========

NET EARNINGS PER COMMON
   SHARE FROM CONTINUING
   OPERATIONS                             $      1.86                $      1.27               $       .84
                                          ===========                ===========               ===========

NET EARNINGS PER
   COMMON SHARE                           $      1.86                $      1.32               $       .81
                                          ===========                ===========               ===========

See notes to consolidated financial statements.

THE DAVEY TREE EXPERT COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                                                ADDITIONAL
                                                                  COMMON          PAID-IN
                                                                  SHARES          CAPITAL

BALANCE, JANUARY 1, 1994                                        $    8,728     $     2,822
                                                                ----------     -----------
   Receipts from subscriptions receivable
   Shares purchased
   Shares sold to employees                                                            408
   Options exercised                                                                   (63)
   Contributions to ESOT
   Net earnings
   Dividends, $.26 per share
   Net adjustment for foreign currency translation
                                                                ----------     -----------
BALANCE, DECEMBER 31, 1994                                           8,728           3,167

   Receipts from subscriptions receivable
   Shares purchased
   Shares sold to employees                                                            281
   Options exercised                                                                    24
   Contributions to ESOT
   Net earnings
   Dividends, $.275 per share
   Net adjustment for foreign currency translation
                                                                ----------     -----------
BALANCE, DECEMBER 31, 1995                                           8,728           3,472

   Receipts from subscriptions receivable
   Shares purchased
   Shares sold to employees                                                            373
   Options exercised                                                                    31
   Contributions to ESOT
   Net earnings
   Dividends, $.295 per share
   Net adjustment for foreign currency translation
                                                                ----------     -----------
BALANCE, DECEMBER 31, 1996                                      $    8,728     $     3,876
                                                                ==========     ===========

See notes to consolidated financial statements.



                             SUBSCRIP-
                           TIONS RECEIV-  CONTRIBU-
   RETAINED      TREASURY    ABLE FROM     TIONS
   EARNINGS       SHARES     EMPLOYEES    TO ESOT      TOTAL

   $60,263      $(26,491)      $(975)     $(289)      $44,058

                                 369                      369
                  (4,409)                              (4,409)
                     832                                1,240
                     652                                  589
                                             96            96
     4,039                                              4,039
    (1,290)                                            (1,290)
      (161)                                              (161)
   -------      --------       -----      -----       -------

    62,851       (29,416)       (606)      (193)       44,531

                                 309                      309
                  (4,853)                              (4,853)
                     953                                1,234
                     118                                  142
                                             96            96
     6,373                                              6,373
    (1,292)                                            (1,292)
       (10)                                               (10)
   --------     --------       -----      -----       --------

    67,922       (33,198)       (297)       (97)       46,530

                                 290                      290
                  (3,045)                              (3,045)
                     716                                1,089
                      76                                  107
                                             97            97
     8,759                                              8,759
    (1,341)                                            (1,341)
       (16)                                               (16)
   --------     --------       -----      -----       --------

   $75,324      $(35,451)      $  (7)     $           $52,470
   =======      =========      ======     =====       =======


See notes to consolidated financial statements.

THE DAVEY TREE EXPERT COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                              YEARS ENDED DECEMBER 31
                                                                       1996             1995              1994
                                                                               (DOLLARS IN THOUSANDS)

CASH FROM OPERATING ACTIVITIES:
   Net earnings                                                      $  8,759         $   6,373         $  4,039
   Adjustments to reconcile net earnings to
     net cash provided by operating activities:
       Depreciation                                                    14,338            12,827           12,963
       Amortization                                                       352               374              300
       Deferred income taxes                                             (319)             (873)            (563)
       Other                                                             (273)             (834)            (431)
                                                                     ---------        ---------         ---------
                                                                       22,857            17,867           16,308
       Change in operating assets and liabilities:
         Accounts receivable                                           (5,183)           (5,309)          (1,025)
         Other assets                                                    (966)               47             (729)
         Accounts payable and accrued liabilities                         637             5,112             (331)
         Insurance liabilities                                          2,627             1,330            1,839
         Other liabilities                                             (2,868)            2,145              143
                                                                     ---------        ---------         --------
   Net cash provided by operating activities                           17,104            21,192           16,205
                                                                     --------         ---------         --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales of property and equipment                        1,678               898              945
   Acquisitions                                                          (820)             (395)          (1,755)
   Proceeds from sale of business                                                         1,300
   Capital expenditures:
     Land and buildings                                                  (727)             (504)            (423)
     Equipment                                                        (17,394)          (12,793)          (8,175)
                                                                     ---------        ----------        ---------
   Net cash used in investing activities                              (17,263)          (11,494)          (9,408)
                                                                     ---------        ----------        ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   ESOT payment of debt guaranteed by Company                              97                96               96
   Net borrowings (payments) under notes payable, bank                   (325)              301               19
   Principal payments of long-term debt                                (2,704)           (7,162)          (3,876)
   Proceeds from issuance of long-term debt                             5,148             2,024              416
   Sales of treasury shares                                             1,196             1,376            1,829
   Receipts from stock subscriptions                                      290               309              369
   Dividends paid                                                      (1,341)           (1,292)          (1,290)
   Repurchase of common shares                                         (3,045)           (4,853)          (4,409)
                                                                     ---------        ----------        ---------
   Net cash used in financing activities                                 (684)           (9,201)          (6,846)
                                                                     ---------        ----------        ---------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                  (843)              497              (49)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                            1,470               973            1,022
                                                                     --------         ---------         --------

CASH AND CASH EQUIVALENTS, END OF YEAR                               $    627         $   1,470         $    973
                                                                     ========         =========         ========

See notes to consolidated financial statements.

THE DAVEY TREE EXPERT COMPANY AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------

  1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       PRINCIPLES OF CONSOLIDATION
         The consolidated financial statements include the accounts of The Davey Tree Expert Company and its majority owned subsidiary companies. All significant intercompany accounts and transactions have been eliminated in consolidation.

       USE OF ESTIMATES
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

       FISCAL YEAR
         The Company's fiscal year ends on the Saturday closest to December 31; 1996, 1995, and 1994 were fiscal years comprised of 52 weeks ended December 28, 1996, December 30, 1995, and December 31, 1994, respectively. For presentation purposes, all years were presumed to have ended on December 31.

       REVENUE RECOGNITION
         The Company recognizes revenues as services are provided, either on a time and materials basis, price per unit completed, or an agreed upon fee for services performed.

       EARNINGS PER SHARE
         The earnings per common share from continuing operations and the earnings per common share were calculated by using the weighted average number of common shares outstanding, including common stock equivalents.

       CASH AND CASH EQUIVALENTS, ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE
         Carrying amounts approximate fair value due to the short maturity of these instruments. Cash equivalents are highly liquid investments with maturities of three months or less when purchased. Due to the short maturities, the carrying amount of the investments approximates fair value.

       ACCOUNTS RECEIVABLE
         The Company had allowances of $314,000 and $330,000 in 1996 and 1995, respectively; no allowance was considered necessary in 1994.

       INTANGIBLE ASSETS
         Intangible assets represent goodwill, employment contracts, client lists and similar assets resulting from business acquisitions and are being amortized on a straight-line basis over their estimated useful lives ranging from 3 to 20 years.

       PROPERTY AND EQUIPMENT
         The Company records property and equipment at cost. Generally, land improvements, leasehold improvements and buildings are depreciated by the straight-line method while the declining balance method is used for equipment. The estimated useful lives used in computing depreciation are: land improvements, 5-20 years; buildings and leasehold improvements, 5-40 years; equipment, 3-10 years.

       STOCK SPLIT
         The Company's board of directors declared a 2 for 1 stock split on September 27, 1996. The additional shares as a result of the split were distributed on October 10, 1996 to shareholders of record as of October 1, 1996. Common shares issued, treasury shares, and per common share amounts have been restated for all periods presented to give retroactive effect to the stock split.

       RECLASSIFICATIONS
         Reclassifications have been made to the prior-year financial statements to conform to the current year presentation.


  2.   INSURANCE LIABILITIES

         In managing its casualty liability exposures for workers compensation, auto liability, and general liability, the Company is substantially self-insured. It generally retains the first $300,000 in loss per occurrence and carries excess insurance above that amount. With respect to workers compensation, the Company's risk of exposure to loss per occurrence may be less than $300,000 depending on the nature of the claim and the statutes in effect by state.

         Insurance liabilities are determined using actuarial methods and assumptions to estimate ultimate costs. They include a large number of claims for which the ultimate costs will develop over a period of several years. Accordingly, the estimates can change as claims mature; they can also be affected by changes in the number of new claims incurred and claim severity. For these reasons, it is possible that these estimates can change materially in the near term. Changes in estimates of claim costs resulting from new information received will be recognized in income in the period in which the estimates are changed. Expenses that are unallocable to specific claims are recognized as period costs.

         At December 31, 1996, 1995, and 1994, the present value of these liabilities, which are discounted at 6 1/4% at December 31, 1996 and 5 1/2% at December 31, 1995 and 1994, were $15,112,000, $13,171,000 and
       $8,393,000, respectively. The increases in 1996 and 1995 resulted from an additional year's exposure to self-insured claims as well as their continued maturation. The change in the discount rate reduced insurance costs by approximately $200,000 in 1996. The discounted insurance liabilities are classified as current and noncurrent liabilities based on the timing of future estimated cash payments. At December 31, 1996, 1995, and 1994, the gross value of those liabilities was approximately $18,740,000, $16,911,000 and $10,487,000, respectively.


3.     COMMON AND PREFERRED SHARES

         The Company has authorized a class of 4,000,000 preferred shares, no par value, of which none were issued.

         The number of common shares authorized is 12,000,000, par value $1.00. At December 31, 1996, 1995 and 1994, the number of common shares issued was 8,728,440 and the number of shares in the treasury were 4,209,623, 4,104,976, and 3,842,434, respectively.

         The Company's stock is not listed or traded on an active stock market and market prices are, therefore, not available. Semi-annually, an independent stock valuation firm determines the fair market value based upon the Company's performance and financial condition.

         Since 1979, the Company has provided a ready market for all shareholders through its direct purchase of their common shares. During 1996, these purchases totaled 201,850 shares for $3,045,000 in cash; the Company also had direct sales, to directors and employees, excluding those shares sold through either the exercise of options or the employee stock purchase plan below, of 6,997 shares for $90,000. Uniform restrictions apply to the transfer of the Company's common shares. These restrictions generally give the Company or the trust of the Company's Employee Stock Ownership Plan the right to purchase the common shares whenever a shareholder proposes to transfer the shares to anyone, other than transfers to a current employee of the Company or transfers by a current or former employee to members of their immediate family.

       STOCK-BASED COMPENSATION PLANS
         The 1994 Omnibus Stock Plan consolidates into a single plan provisions for the grant of stock options and other stock based incentives and maintenance of the employee stock purchase plan. Other than director options, the grant of awards is at the discretion of the compensation committee of the board of directors. The aggregate number of common shares available for grant and the maximum number of shares granted annually are based on formulas defined in the plan. Each non-employee director elected or appointed, and re-elected or re-appointed, will receive a director option that gives the right to purchase, for six years, 2,000 common shares at the fair market value per share at date of grant. The maximum number of shares that may be issued upon exercise of stock options, other than director options and nonqualified stock options, is 800,000 during the ten year term of the plan.

         Shares available for grant at December 31, 1996 were 22,871, which were based on the number available upon ratification of the plan less: the options granted presented below; the director options granted; and shares purchased in 1996, 1995, and 1994 under the stock purchase plan. On May 22, 1996, the non-employee directors were granted options to purchase 2,000 common shares at $13.56 per share, expiring in 2002; on May 17, 1995, they were granted options to purchase 6,000 common shares at $12.19 per share, expiring in 2001; on May 18, 1994, they were granted options to purchase 20,000 common shares at $14.82 per share, expiring in 2000. On August 21, 1996, 2,000 director options were exercised at $14.82 per share.

         The Company has an employee stock purchase plan that provides the opportunity for all full-time employees with one year of service to purchase shares through payroll deductions. The purchase price for the shares offered under the plan is 85% of the fair value of the shares.

         Purchases under the plan have been as follows:


                                                                          1996         1995         1994
                                                                          ----         ----         ----

                           Number of employees participating                787          772          907

                           Annual shares purchased                       80,006       90,798       96,418

                           Average price paid                            $12.44       $10.49       $11.43

                           Cumulative shares purchased                1,422,174    1,342,168    1,251,370

       Prior to adoption of the 1994 Omnibus Stock Plan, the Company had two qualified stock option plans available for officers and management employees; the final grant of awards under either of the two plans was December 10, 1993. The Company has applied APB Opinion 25 and related interpretations in accounting for awards granted under the three plans. Accordingly, no compensation cost has been recognized for either the fixed options granted under these plans or the employee stock purchase plan. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation" (the standard), the Company's net earnings and net earnings per common share would have been reduced by $201,000 and $.04 respectively in 1996, and by $180,000 and $.03 respectively in 1995. In calculating the pro forma impact on earnings, the following assumptions were used for the grants in 1996: initial annual dividends of $.31 per share with annual increases of $.02 per share; a risk free interest rate of 6.25%; an expected life of 5 years; and an estimated forfeiture rate of 8%. The 1996 options vest at the rate of 20% annually. The pro forma amounts for 1996 and 1995 include $190,000 and $180,000, respectively, attributable to compensation cost for shares acquired under the employee stock purchase plan.

         A summary of the status of the Company's three stock option plans as of December 31, 1996, 1995, and 1994, and changes during the years ending on those dates is presented below:


                                                        1996                      1995                      1994
                                                --------------------------------------------------------------------------------
                                                        WEIGHTED-AVERAGE           WEIGHTED-AVERAGE             WEIGHTED-AVERAGE
             FIXED OPTIONS                      SHARES   EXERCISE PRICE   SHARES    EXERCISE PRICE      SHARES   EXERCISE PRICE
             -------------                      ------   --------------   ------    --------------      ------   --------------

        Outstanding at beginning of year          708,800     $11.88        763,670      $11.88       852,070      $11.34
        Granted                                   265,000      15.80
        Exercised                                  (8,200)     10.56        (16,670)       9.40       (85,400)       6.55
        Forfeited                                     -0-                   (38,200)      12.90        (3,000)      10.41
                                                 --------                  ---------                 ---------
        Outstanding at end of year                965,600      12.97        708,800       11.88       763,670       11.88
                                                 ========                  =========                 =========

        Options exercisable at year end           646,600                   492,800                   276,270
        Weighted average fair value of
         options granted during the year            $2.65


       The following table summarizes information about fixed stock options outstanding at December 31, 1996:


                                                OPTIONS OUTSTANDING
                                   --------------------------------------------
                EXERCISE            NUMBER OUTSTANDING             REMAINING             NUMBER EXERCISABLE
                  PRICE                 AT 12/31/96            CONTRACTUAL LIFE              AT 12/31/96
                --------            ------------------         ----------------          ------------------

                 $ 9.40                   219,200                     3.0 years               219,200
                  11.89                    30,000                     6.0                      30,000
                  12.44                   235,400                     5.3                     235,400
                  13.83                   216,000                     7.0                     162,000
                  15.80                   265,000                     9.9                          -0-
                                          -------                                             -------
                                          965,600                                             646,600
                                          =======                                             =======


       STOCK SUBSCRIPTION OFFERING
         In 1989, the Company made a stock subscription offering to employees and directors whereby they could subscribe to purchase stock for $7.93 per share. Employees could purchase the Company's common shares by making a 10% cash down payment and financing the remainder of the balance with seven-year promissory notes payable to the Company through monthly payroll deductions or annual installments commencing in September, 1989. The notes called for interest at a rate of 8% per annum and have been reflected as subscriptions receivable in shareholders' equity. A total of 141 participants subscribed for 457,752 common shares of the Company.


  4.   ACCRUED LIABILITIES

         Accrued liabilities consisted of:


                                                                             DECEMBER 31
                                                                 1996           1995           1994
                                                                       (DOLLARS IN THOUSANDS)

              Compensation                                    $  4,009      $  3,521       $  3,101
              Vacation                                           1,620         1,658          1,419
              Insurance liabilities                              6,105         6,791          3,343
              Taxes, other than taxes on income                    600           607            721
              Other                                                610         1,376          1,015
                                                              --------      --------       --------

                                                              $ 12,944      $ 13,953       $  9,599
                                                              ========      ========       ========

  5.   NOTES PAYABLE, BANK AND LONG-TERM DEBT

       NOTES PAYABLE, BANK
         The Company has a bank operating loan which is repayable on demand and charges interest at the bank's prime rate. Additionally, the Company has unused short-term lines of credit with three banks totaling $2,942,000, generally at the banks' prime rate, which was 8.25% at December 31, 1996.

       LONG-TERM DEBT

                                                                                          DECEMBER 31
                                                                              1996           1995           1994
                                                                                    (DOLLARS IN THOUSANDS)

                           Revolving credit agreement:
                              Prime rate borrowings                        $   3,100      $   2,900       $   2,700
                              London Interbank Offered Rate (LIBOR)
                               borrowings                                     11,000          6,000
                           Term note agreement                                 7,200          9,600          12,000
                           Notes payable                                                                      8,000
                                                                           ---------      ---------       ---------

                                                                              21,300         18,500          22,700

                           Long-term debt of ESOT                                                97             193
                           Subordinated notes - stock redemption                 515            673             212
                           Term loans and other                                  459            560           1,863
                                                                           ---------      ---------       ---------
                                                                              22,274         19,830          24,968
                           Less current maturities                             2,634          2,781           3,844
                                                                           ---------      ---------       ---------

                                                                           $  19,640      $  17,049       $  21,124
                                                                           =========      =========       =========

         The total annual installments required to be paid on long-term debt in years 1997 to 2001 are as follows: 1997, $2,634,000; 1998, $2,548,000;
       1999, $2,552,000; 2000, $155,000; 2001, $40,000. Excluded from these installments are the revolving credit agreement and notes payable which are classified as long-term debt since it is expected that these amounts will be outstanding throughout the ensuing year.

       REVOLVING CREDIT AGREEMENT
         The Company has a Revolving Credit Agreement (Revolver) with two banks, which permits borrowings, as defined, up to $35,000,000. It provides the Company an option of borrowing funds at either the prime interest rate or rates based on LIBOR, plus a commitment fee of 3/16 of 1% on the average daily unborrowed commitment. Borrowings may be converted, at the Company's option, to four-year loans. The agreement has an expiration date of April 30, 1999, and provides for one year extensions beyond that date annually.

         Under the most restrictive covenants of the Revolver and the Term Note Agreement ("Term Note") below, the Company is obligated to maintain a minimum shareholders' equity, as defined, of $32,000,000 plus 25% of annual consolidated earnings from December 31, 1994; a maximum ratio of consolidated funded debt to consolidated funded debt plus consolidated net worth of .45 to 1; and a fixed charge coverage ratio of not less than
       2.25 to 1.0.

       TERM NOTE AGREEMENT
         In 1992 the Company borrowed $12,000,000 under the Term Note which provides for twenty consecutive quarterly principal installments of $600,000 commencing January 1, 1995 plus interest at either LIBOR plus 1-5/16% or prime plus 1/4%. The average adjusted LIBOR rate during 1996 was 5.61%; LIBOR was 6.96%, 5.63%, and 6.50% at December 31, 1996, 1995
       and 1994, respectively.

       NOTES PAYABLE
         Notes payable consisted of borrowings from banks for periods of up to six months at rates based either on LIBOR or a money market option rate, which were generally less than the U.S. prime rate. The Company's intent was to refinance these obligations either through continued uninterrupted renewal of the notes or borrowing under the Revolver.

       LONG-TERM DEBT OF ESOT
         Commencing March 31, 1992, the agreement provided for twenty equal quarterly installments of $24,098 plus interest of 8.4% with the final installment due December 31, 1996.

       SUBORDINATED NOTES
         In 1995, 1992, and 1990, the Company redeemed shares of its common stock from shareholders for cash and five-year subordinated promissory notes bearing interest at a rate equal to the average of the prime rate and the prevailing local bank basic savings rate, which was 5.3% in 1996. There were 31,574 shares redeemed in 1995 for cash of $174,147 and notes of $595,627. In 1992, 16,800 shares were redeemed for cash of $223,830 and notes of $193,986. In 1990, 32,937 shares were redeemed for cash of $179,730 and notes of $478,022.

       TERM LOANS AND OTHER
         The weighted average interest on the term loans approximates 10.13% and the amounts outstanding are being repaid primarily in equal monthly installments through 1999.

       INTEREST ON DEBT
         The Company made cash payments for interest on all debt of $2,475,000, $2,732,000, and $2,487,000 in 1996, 1995, and 1994, respectively.


6.     FINANCIAL INSTRUMENTS

         The Company uses interest rate swap agreements (swaps) with its principal bank to reduce the impact of changes in interest rates on its borrowings under the Term Note. Management's authority to utilize these agreements is restricted by the Board of Directors, and they are not used for trading purposes. At December 31, 1996, 1995, and 1994, the outstanding swaps had a total notional amount of $7,200,000, $9,600,000, and $12,000,000, which effectively changes the interest rate exposure on the Term Note to a fixed 7.22% over the same maturity period. On December 16, 1993, a "reverse" swap was entered into which effectively changed the fixed interest rate on one-half of the Term Note to a variable rate for two years.

         Amounts receivable or payable under the swaps are settled by the parties on a quarterly basis, and are accrued over the related periods of the swaps. These amounts are included in the consolidated balance sheets on a net basis as accrued liabilities and are treated either as an increase or decrease in interest expense. Interest expense was increased by $25,000, $80,000, and $216,000 in 1996, 1995 and 1994 respectively from these agreements.

         The fair value of the swaps is the quoted amount that the Company would receive or pay to terminate the swap agreements as provided by the bank, taking into account current interest rates. Had these agreements been terminated as of December 31 each year, the Company would have received $1,000, paid $50,000, and received $345,000 in 1996, 1995, and 1994 respectively.

         The carrying value of the Company's long-term debt is considered to approximate fair value based on borrowing rates currently available for loans with similar terms and maturities.

  7.   EMPLOYEE STOCK OWNERSHIP PLAN AND 401KSOP

         On March 15, 1979, the Company consummated a plan which transferred control of the Company to its employees. As a part of this plan, the Company sold 2,880,000 common shares to the Company's new Employee Stock Ownership Trust (ESOT) for $2,700,000.

         The Employee Stock Ownership Plan, in conjunction with the related trust (ESOT), provided for the grant to certain employees of certain ownership rights in, but not possession of, the common shares held by the trustee of the Trust. Annual allocations of shares have been made to individual accounts established for the benefit of the participants.

         The Employee Stock Ownership Plan included as participants, all nonbargaining employees of the parent company and its domestic subsidiaries who have attained age 21 and completed one year of service.

         SOP 93-6 "Employers Accounting for Employee Stock Ownership Plans" requires the employer to recognize compensation expense equal to the fair value of the shares committed to be released; however, it allows an employer with an ESOP holding shares purchased prior to December 31, 1992 to continue their existing accounting treatment. Accordingly, the Company has elected to maintain its existing accounting treatment.

         The number of shares released from collateral and available for allocation to ESOP participants was determined by dividing the sum of the current year loan principal and interest payments by the sum of the current and future years' loan principal and interest payments. The Company made annual cash contributions to the ESOP, net of dividends paid on the shares held as collateral, sufficient to pay the principal and interest on the ESOT debt; such contributions are reflected as an expense of the Company. Dividends on allocated shares are credited to participants' accounts and charged against retained earnings. ESOP shares that have been released and committed to be released are considered outstanding for purposes of computing earnings per share.

         The contributions to the ESOT were:

                                                                    1996           1995          1994
                                                                         (DOLLARS IN THOUSANDS)

                 Principal repayment                             $      97   $        96   $        96
                 Interest                                                5            14            22
                                                               -----------   -----------   -----------

                 Total cash contributions required                     102           110           118
                 Less dividends paid on collateral shares               12            23            33
                                                               -----------   -----------   -----------

                 ESOT expense                                  $        90   $        87   $        85
                                                               ===========   ===========   ===========

                 Annual release of shares from collateral           38,970        42,216        45,432
                                                               ===========   ===========   ===========

                 Cumulative release of shares from collateral    2,880,000     2,841,030     2,798,814
                                                               ===========   ===========   ===========

                 Number of shares remaining in collateral                0        38,970        81,186
                                                               ===========   ===========   ===========

         Effective January 1, 1997, the Company will commence operation of the "Davey 401KSOP and Employee Stock Ownership Plan", which retains the existing ESOP participant accounts and incorporates a deferred savings plan (401(k) plan) feature. Participants in the new plan will be allowed to make before-tax contributions, within Internal Revenue Service established limits, through payroll deductions. The Company will match, in either cash or Company stock, 50% of each participants before-tax contribution, limited to the first 3% of the employees' compensation deferred each year. Eligibility to participate will remain the same as that provided under the Employee Stock Ownership Plan.

  8.   PENSION PLANS

       DESCRIPTION OF PLANS
         Substantially all of the Company's employees are covered by two defined benefit pension plans. One of these plans is for non-bargaining unit employees and, through 1996, was non-contributory with respect to annual compensation up to a defined level, with voluntary employee contributions beyond the specified compensation levels. Concurrent with the introduction of the Davey 401KSOP, benefits earned under this plan through December 31, 1996 were locked-in through retirement, and as of January 1, 1997, the plan was amended to become non-contributory. The other plan is for bargaining unit employees not covered by union pension plans, is non-contributory, and provides benefits at a fixed monthly amount based upon length of service.

       FUNDING POLICY
         The Company's funding policy is to make the annual contributions necessary to fund the plans within the range permitted by applicable regulations. The plans' assets are invested by outside asset managers in marketable debt and equity securities.

       EXPENSE RECOGNITION
       Pension expense (income) was calculated as follows:


                                                                              1996           1995           1994
                                                                                    (DOLLARS IN THOUSANDS)
                           Service cost - increase in benefit
                             obligations earned                            $     368      $     358       $     504
                           Interest cost on projected benefit obligation         906            880             879
                           Return on plan assets (earnings)                   (3,290)        (3,841)         (1,354)
                           Deferral (amortization) of unrecognized
                             net assets                                        1,454          2,303            (105)
                                                                           ---------      ---------       ---------

                           Net pension income                              $    (562)     $    (300)      $     (76)
                                                                           ==========     =========       =========


       FUNDED STATUS
       The funded status of pension plans at December 31 was as follows:


                                                                              1996           1995           1994
                                                                                    (DOLLARS IN THOUSANDS)

                           Plan assets at fair market value                $  21,488      $  19,143       $  16,382
                           Projected benefit obligation                      (12,091)       (12,462)        (11,051)
                                                                           ----------     ---------       ---------
                           Excess of assets over projected
                             benefit obligation                                9,397          6,681           5,331
                           Unrecognized initial asset                         (1,082)        (1,154)         (1,226)
                           Unrecognized gain                                  (4,639)        (3,172)         (2,054)
                           Unrecognized prior service cost                      (697)            62              66
                                                                           ----------     ---------       ---------
                           Prepaid pension expense recognized
                             as other assets in balance sheets             $   2,979      $   2,417       $   2,117
                                                                           =========      =========       =========

         The projected benefit obligation was determined using an assumed discount rate of 7.25% in 1996 and 1995, and 8.25% in 1994. The assumed long-term compensation rate increase was 5.0%. The assumed long-term rate of return on plan assets was 9.0% in 1996 and 1995, and 7.5% in 1994.

         The projected benefit obligation, which includes the effect of annual compensation rate increases, is based on an accumulated benefit obligation of $10,530,000, $10,367,000, and $9,411,000 at December 31,
       1996, 1995 and 1994, respectively. It includes vested benefits of $10,390,000, $10,115,000, and $9,231,000, respectively. The January 1,
       1997 amendment to the Davey Tree Expert Company Employee Retirement Plan reduced the projected benefit obligation and increased the prior service cost incurred by $755,000 in 1996.

       MULTIEMPLOYER PLANS
         The Company also contributes to several multiemployer plans which provide defined benefits to unionized workers who do not participate in the Company sponsored bargaining unit plan. Amounts charged to pension cost and contributed to the plans in 1996, 1995 and 1994 totaled $395,000, $309,000, and $380,000, respectively.


9.     INCOME TAXES

         The approximate tax effect of each type of temporary difference that gave rise to the Company's deferred tax assets (no valuation allowance was considered necessary) and liabilities at December 31, was as follows:


                                                                              1996           1995           1994
                                                                                    (DOLLARS IN THOUSANDS)
                      CURRENT
                         Assets:
                           Non-deductible accruals for:
                             Compensated absences                          $     294      $     217       $     269
                             Insurance                                         1,346          2,419           1,591
                         Other - net                                             146             61              38
                                                                           ---------      ---------       ---------
                           Net current                                         1,786          2,697           1,898
                                                                           ---------      ---------       ---------

                      NON-CURRENT
                         Assets:
                           Insurance                                           2,997          1,883           1,360
                         Liabilities:
                           Accelerated depreciation for tax purposes          (4,300)        (4,228)         (4,005)
                           Pensions                                           (1,016)          (822)           (720)
                         Other - net                                             367            (15)            109
                                                                           ---------      ---------       ---------
                           Net noncurrent                                     (1,952)        (3,182)         (3,256)
                                                                           ---------      ---------       ---------

                           Net deferred tax liability                      $    (166)     $    (485)      $  (1,358)
                                                                           =========      =========       =========

         Significant components of income tax expense from continuing operations includes:


                                                                              1996           1995           1994
                                                                                    (DOLLARS IN THOUSANDS)
                           Taxes currently payable:
                             U.S. Federal                                  $   5,057      $   3,721       $   2,852
                             Canadian                                            144            246             (54)
                             State and local                                   1,200            880             591
                                                                           ---------      ---------       ---------
                                                                               6,401          4,847           3,389
                                                                           ---------      ---------       ---------

                           Deferred tax expense (benefit):
                             U.S.                                               (341)          (891)           (560)
                             Canadian                                             22             18              (3)
                                                                           ---------      ---------       ---------
                                                                                (319)          (873)           (563)
                                                                           ---------      ---------       ---------

                                                                           $   6,082      $   3,974       $   2,826
                                                                           =========      =========       =========

         The differences between the U.S. Federal statutory tax rate and the effective tax rate are as follows:


                                                                         1996         1995         1994

                           U.S. Federal statutory tax rate                34.3%        34.0%         34.0%
                           State and local income taxes                    5.3          5.6           5.7
                           Canadian income taxes                            .5          1.1           (.1)
                           Miscellaneous                                    .9         (1.4)           .7
                                                                       -------      -------      --------

                           Effective tax rate                             41.0%        39.3%         40.3%
                                                                       =======      =======      ========


         Earnings before income taxes by country are as follows:


                                                                         1996         1995         1994
                                                                             (DOLLARS IN THOUSANDS)

                           U.S.                                        $  14,555    $   9,669    $   7,157
                           Canadian                                          286          442         (142)
                                                                       ---------    ---------    ---------

                                                                       $  14,841    $  10,111    $   7,015
                                                                       =========    =========    =========


         The Company made cash payments for income taxes of $9,354,000, $3,324,000, and $3,638,000 in 1996, 1995 and 1994, respectively.


10.    NATURE OF OPERATIONS AND CUSTOMER CONCENTRATION

         The Company provides a broad line of horticultural services to corporate, institutional and residential customers throughout most of the United States and Canada. The Company's major service line, utility line clearance, represented approximately 62% of the outstanding accounts receivable at December 31, 1996, 1995 and 1994. The Company had revenues from one utility customer under multiple year contracts aggregating approximately $55,000,000 in 1996, $37,000,000 in 1995, and $27,000,000
       in 1994. The Company had revenues from a second utility customer under multiple year contracts of approximately $19,000,000 in 1996, $21,000,000 in 1995, and $24,000,000 in 1994. The Company performs ongoing credit evaluations of its customers' financial conditions and generally requires no collateral.


11.    OPERATING LEASES

         The Company primarily leases facilities which are used for district office and warehouse operations. These leases extend for varying periods of time up to four years and, in some cases, contain renewal options. Total rental expense under such operating leases amounted to approximately $1,693,000, $1,539,000, and $1,394,000 for 1996, 1995 and
       1994, respectively. As of December 31, 1996, future minimum rental payments, including taxes and other operating costs, for all operating leases having noncancelable lease terms in excess of one year, totaled $2,989,000, and are expendable as follows: 1997, $1,266,000; 1998,
       $855,000; 1999, $494,000, 2000, $273,000 and 2001, $101,000.

12.    COMMITMENTS AND CONTINGENCIES

         The Company is party to a number of lawsuits, threatened lawsuits and other claims arising out of the normal course of business. Management is of the opinion that liabilities which may result are adequately covered by insurance, or to the extent not covered by insurance or accrued, would not be material in relation to the financial statements.

         At December 31, 1996, the Company was contingently liable to its principal banks in the amount of $7,277,000 for outstanding letters of credit for insurance coverage and guarantees of debt for one of its subsidiaries.


13.    DISCONTINUED OPERATION

         On March 31, 1995 the Company sold substantially all of the operating assets, excluding real estate, of its interior plant care business; in December, 1996 it sold the real estate related to this business at an amount approximating its carrying value.

         Amounts related to the discontinued operation and recognized in the financial statements are as follows:


                                                                    1995            1994
                                                                   (DOLLARS IN THOUSANDS)

       Revenues                                                   $     553      $   2,986
                                                                  =========      =========

       Loss from discontinued operation, net of
         applicable income tax benefits of $116,000 and
         $77,000 in 1995 and 1994, respectively.                       (168)          (150)
       Gain on sale of assets, less applicable income
         taxes of $280,000                                              404
                                                                  ---------      ----------
       Discontinued operation, net                                $     236      $    (150)
                                                                  =========      ==========



14.    ACQUISITIONS

         In 1996 and 1995, the Company completed acquisitions of organizations providing horticultural services for a total purchase price of $820,000 and $2,150,000, respectively. They were accounted for as a purchase and their results of operations, which were not material in either year, are included in the accompanying financial statements from their respective dates of acquisition. Goodwill and other intangibles recognized in connection with these purchases are being amortized over 3 to 15 years.















                                    ********