Form 10-K405, Exhibit 13
period 1997-12-31
DAVEY TREE EXPERT CO
filed 1998-03-25
CIK 277638

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

Independent Auditors' Report                                             F-2

Consolidated Balance Sheets as of December 31, 1997, 1996 and 1995       F-3

Consolidated Statements of Net Earnings for the years ended              F-5
 December 31, 1997, 1996 and 1995

Consolidated Statements of Shareholders' Equity for the years ended      F-6
 December 31, 1997, 1996 and 1995

Consolidated Statements of Cash Flows for the years ended                F-8
 December 31, 1997, 1996 and 1995

Notes to Consolidated Financial Statements for the years ended           F-9
 December 31, 1997, 1996 and 1995


INDEPENDENT AUDITORS' REPORT




To the Shareholders and Board of Directors
The Davey Tree Expert Company
Kent, Ohio


We have audited the accompanying consolidated balance sheets of The Davey Tree Expert Company and subsidiary companies as of December 31, 1997, 1996, and 1995, and the related consolidated statements of net earnings, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Davey Tree Expert Company and subsidiary companies as of December 31, 1997, 1996, and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio
February 13, 1998

THE DAVEY TREE EXPERT COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                         DECEMBER 31
                                              1997          1996          1995
                                                   (DOLLARS IN THOUSANDS)

ASSETS

 CURRENT ASSETS:
  Cash and cash equivalents                $     722     $     627     $   1,470
  Accounts receivable                         43,896        39,805        34,622
  Operating supplies                           2,662         2,477         2,136
  Prepaid expenses and other assets            2,724         2,023         1,791
  Deferred income taxes                        2,032         1,786         2,697
                                           ---------     ---------     ---------
   Total current assets                       52,036        46,718        42,716

 PROPERTY AND EQUIPMENT:
  Land and land improvements                   6,283         6,178         6,446
  Buildings and leasehold improvements        16,142        16,682        15,956
  Equipment                                  166,902       148,204       139,711
                                           ---------     ---------     ---------
                                             189,327       171,064       162,113
  Less accumulated depreciation              123,053       113,980       107,977
                                           ---------     ---------     ---------
  Net property and equipment                  66,274        57,084        54,136

 OTHER ASSETS AND INTANGIBLES                  9,515         7,584         7,309











                                           ---------     ---------     ---------

 TOTAL ASSETS                              $ 127,825     $ 111,386     $ 104,161
                                           =========     =========     =========


 See notes to consolidated financial statements.

                                                         DECEMBER 31
                                               1997         1996          1995
                                                   (DOLLARS IN THOUSANDS)

LIABILITIES AND SHAREHOLDERS' EQUITY

 CURRENT LIABILITIES:
  Accounts payable                           $ 10,187     $  10,174     $  8,488
  Accrued liabilities                          10,822         8,229        8,592
  Insurance liabilities                         6,738         6,105        6,791
  Income taxes payable                          1,647           218        3,171
  Notes payable, bank                             300            75          400
  Current maturities of long-term debt          3,148         2,634        2,781
                                             --------     ---------     --------
   Total current liabilities                   32,842        27,435       30,223

 LONG-TERM DEBT                                24,104        19,640       17,049

 DEFERRED INCOME TAXES                          1,381         1,952        3,182

 INSURANCE LIABILITIES                         10,913         9,007        6,380

 OTHER LIABILITIES                                698           882          797
                                             --------     ---------     --------

 TOTAL LIABILITIES                             69,938        58,916       57,631

 SHAREHOLDERS' EQUITY:
  Preferred shares
  Common shares                                 8,728         8,728        8,728
  Additional paid-in capital                    4,625         3,876        3,472
  Retained earnings                            84,975        75,324       67,922
                                             --------     ---------     --------
                                               98,328        87,928       80,122

 LESS:
  Treasury shares, at cost                     40,441        35,451       33,198
  Subscriptions receivable from employees                         7          297
  Future contributions to ESOT                                                97
                                             --------     ---------     --------

 TOTAL SHAREHOLDERS' EQUITY                    57,887        52,470       46,530
                                             --------     ---------     --------

 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  $127,825     $ 111,386     $104,161
                                             ========     =========     ========

See notes to consolidated financial statements.

THE DAVEY TREE EXPERT COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF NET EARNINGS
--------------------------------------------------------------------------------

                                                           DECEMBER 31
                                       1997                   1996                  1995
                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

REVENUES                        $ 295,079   100.0%     $ 266,934   100.0%    $ 229,682   100.0%

COSTS AND EXPENSES:

  Operating                       197,726    67.0        183,427    68.7       159,310    69.4
  Selling                          37,832    12.8         33,575    12.6        28,629    12.5
  General and administrative       20,297     6.9         18,216     6.8        15,889     6.9
  Depreciation and amortization    17,375     5.9         14,690     5.5        13,201     5.7
                                ---------  ------      ---------  ------     ---------   -----

                                  273,230    92.6        249,908    93.6       217,029    94.5
                                ---------  ------      ---------  ------     ---------   -----

EARNINGS FROM OPERATIONS           21,849     7.4         17,026     6.4        12,653     5.5

INTEREST EXPENSE                    2,703      .9          2,457      .9         2,725     1.2

OTHER INCOME - NET                   (105)                  (272)    (.1)         (183)    (.1)
                                ---------  ------      ---------  ------     ---------   -----

EARNINGS BEFORE INCOME TAXES       19,251     6.5         14,841     5.6        10,111     4.4

INCOME TAXES                        7,972     2.7          6,082     2.3         3,974     1.7
                                ---------  ------      ---------  ------     ---------   -----

EARNINGS FROM
 CONTINUING OPERATIONS             11,279     3.8          8,759     3.3         6,137     2.7

DISCONTINUED OPERATION -
 NET EARNINGS                                                                      236      .1
                                ---------  ------      ---------  ------     ---------   -----

NET EARNINGS                    $  11,279     3.8%     $   8,759     3.3%    $   6,373     2.8%
                                =========  ======      =========  ======     =========   =====

EARNINGS PER COMMON SHARE:

 FROM CONTINUING OPERATIONS     $    2.57              $    1.92             $    1.29
                                =========              =========             =========

 NET EARNINGS                   $    2.57              $    1.92             $    1.34
                                =========              =========             =========

EARNINGS PER COMMON SHARE - ASSUMING DILUTION:

 FROM CONTINUING OPERATIONS     $    2.39              $    1.86             $    1.27
                                =========              =========             =========

 NET EARNINGS                   $    2.39              $    1.86             $    1.32
                                =========              =========             =========

See notes to consolidated financial statements.

THE DAVEY TREE EXPERT COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
(Dollars in Thousands, Except Per Share Amounts)
--------------------------------------------------------------------------------

                                                                      Additional
                                                         Common        Paid-In
                                                         Shares        Capital

BALANCE, JANUARY 1, 1995                               $    8,728     $    3,167

 Receipts from subscriptions receivable
 Shares purchased
 Shares sold to employees                                                    281
 Options exercised                                                            24
 Contributions to ESOT
 Net earnings
 Dividends, $.275 per share
 Net adjustment for foreign currency translation
                                                       ----------     ----------

BALANCE, DECEMBER 31, 1995                                  8,728          3,472

 Receipts from subscriptions receivable
 Shares purchased
 Shares sold to employees                                                    373
 Options exercised                                                            31
 Contributions to ESOT
 Net earnings
 Dividends, $.295 per share
 Net adjustment for foreign currency translation
                                                       ----------     ----------

BALANCE, DECEMBER 31, 1996                                  8,728          3,876

 Receipts from subscriptions receivable
 Shares purchased
 Shares sold to employees                                                    695
 Options exercised                                                            54
 Net earnings
 Dividends, $.34 per share
 Net adjustment for foreign currency translation
                                                       ----------     ----------

BALANCE, DECEMBER 31, 1997                             $    8,728     $    4,625
                                                       ==========     ==========

See notes to consolidated financial statements.

                                    SUBSCRIP-
                                  TIONS RECEIV-    CONTRIBU-
      RETAINED       TREASURY       ABLE FROM        TIONS
      EARNINGS        SHARES        EMPLOYEES       TO ESOT         TOTAL

     $   62,851     $  (29,416)     $    (606)     $    (193)    $   44,531

                                          309                           309
                        (4,853)                                      (4,853)
                           953                                        1,234
                           118                                          142
                                                          96             96
          6,373                                                       6,373
         (1,292)                                                     (1,292)
            (10)                                                        (10)
     ----------     ----------     ----------     ----------     ----------

         67,922        (33,198)          (297)           (97)        46,530

                                          290                           290
                        (3,045)                                      (3,045)
                           716                                        1,089
                            76                                          107
                                                          97             97
          8,759                                                       8,759
         (1,341)                                                     (1,341)
            (16)                                                        (16)
     ----------     ----------     ----------     ----------     ----------

         75,324        (35,451)            (7)             0         52,470

                                            7                             7
                        (5,918)                                      (5,918)
                           737                                        1,432
                           191                                          245
         11,279                                                      11,279
         (1,494)                                                     (1,494)
           (134)                                                       (134)
     ----------     ----------      ---------     ----------     ----------

     $   84,975     $  (40,441)     $       0     $        0     $   57,887
     ==========     ==========      =========     ==========     ==========


See notes to consolidated financial statements.

THE DAVEY TREE EXPERT COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------

                                                   YEARS ENDED DECEMBER 31
                                                 1997        1996         1995
                                                    (DOLLARS IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net earnings                                  $ 11,279     $ 8,759     $  6,373
 Adjustments to reconcile net earnings to
  net cash provided by operating activities:
   Depreciation                                  17,000      14,338       12,827
   Amortization                                     375         352          374
   Deferred income taxes                           (817)       (319)        (873)
   Other                                           (326)       (273)        (834)
                                               --------     -------     --------
                                                 27,511      22,857       17,867
   Change in operating assets and liabilities:
     Accounts receivable                         (4,091)     (5,183)      (5,309)
     Other assets                                (2,876)       (966)          47
     Accounts payable and accrued liabilities     2,606       1,323        1,664
     Insurance liabilities                        2,539       1,941        4,778
     Other liabilities                            1,245      (2,868)       2,145
                                               --------     --------    --------
 Net cash provided by operating activities       26,934      17,104       21,192
                                               --------     --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sales of property and equipment    1,138       1,678          898
 Acquisitions                                      (449)       (820)        (395)
 Proceeds from sale of business                                            1,300
 Capital expenditures:
  Land and buildings                               (285)       (727)        (504)
  Equipment                                     (26,718)     (17,394)    (12,793)
                                               --------     --------    --------
 Net cash used in investing activities          (26,314)     (17,263)    (11,494)
                                               --------     --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowings (payments) under notes
  payable, bank                                     225        (325)         301
 Principal payments of long-term debt            (2,778)     (2,704)      (7,162)
 Proceeds from issuance of long-term debt         7,756       5,148        2,024
 Sales of treasury shares                         1,677       1,196        1,376
 Receipts from stock subscriptions                    7         290          309
 ESOT payment of debt guaranteed by Company                      97           96
 Dividends paid                                  (1,494)     (1,341)      (1,292)
 Repurchase of common shares                     (5,918)     (3,045)      (4,853)
                                               --------     -------     --------
 Net cash used in financing activities             (525)       (684)      (9,201)
                                               --------     -------     --------

NET CHANGE IN CASH AND CASH EQUIVALENTS              95        (843)         497

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR        627       1,470          973
                                               --------     -------     --------

CASH AND CASH EQUIVALENTS, END OF YEAR         $    722     $   627     $  1,470
                                               ========     =======     ========

See notes to consolidated financial statements.

THE DAVEY TREE EXPERT COMPANY AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS ENDED DECEMBER 31,1997
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   NATURE OF OPERATIONS
     The Company provides a broad line of horticultural services to corporate, institutional and residential customers throughout most of the United States and Canada.

   PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include the accounts of The Davey Tree Expert Company and its subsidiary companies. All significant intercompany accounts and transactions have been eliminated in consolidation.

   USE OF ESTIMATES
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   FISCAL YEAR
     The Company's fiscal year ends on the Saturday closest to December 31; 1997 was a 53 week year ended January 3, 1998. In 1996 and 1995, the fiscal years were each comprised of 52 weeks ended December 28, 1996, and December 30, 1995, respectively. For presentation purposes, all years were presumed to have ended on December 31.

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

   ACCOUNTS RECEIVABLE
     The Company had allowances of $314,000 at December 31, 1997 and 1996, and $330,000 at December 31, 1995.

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

   EARNINGS PER SHARE
     In 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Standards (SFAS) No. 128, "Earnings Per Share." This standard replaces the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike the Company's previously reported primary earnings per share, basic earnings per share excludes the dilutive effects of options; diluted earnings per share includes their effect. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the new standard.

     The following table sets forth the computation of earnings per common share and earnings per common share - assuming dilution:

                                                              1997                1996                1995
                                                              ----                ----                ----

                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Numerator:
      Earnings from continuing operations                  $   11,279          $    8,759          $    6,137
      Discontinued operations - net earnings                                                              236
                                                           ----------          ----------          ----------
      Net earnings                                         $   11,279          $    8,759          $    6,373
                                                           ==========          ==========          ==========

     Denominator:
      For earnings per common share
         weighted average shares outstanding                4,392,969           4,550,677           4,750,024
      Effect of dilutive securities
         employee and director stock options                  332,837             163,930              63,514
                                                           ----------          ----------          ----------
      Denominator for earnings per share -
         assuming dilution                                  4,725,806           4,714,607           4,813,538
                                                           ==========          ==========          ==========
     Earnings per common share:
      From continuing operations                           $     2.57          $     1.92          $     1.29
      Discontinued operations - net earnings                                                              .05
                                                           ----------          ----------          ----------
      Net earnings                                         $     2.57          $     1.92          $     1.34
                                                           ==========          ==========          ==========

     Earnings per common share - assuming dilution:
      From continuing operations                           $     2.39          $     1.86          $     1.27
      Discontinued operations - net earnings                                                              .05
                                                           ----------          ----------          ----------
      Net earnings                                         $     2.39          $     1.86          $     1.32
                                                           ==========          ==========          ==========

     Antidilutive shares not included in earnings per
      common share - assuming dilution                              0              20,402              31,746
                                                           ==========          ==========          ==========



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

   RECENTLY ISSUED ACCOUNTING STANDARDS
     In 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements, but does not address either issues of recognition or measurement. It is effective for the Company in 1998. The only item that will impact the Company's display of comprehensive income will be net adjustments for foreign currency translation, which have previously been reported within the statement of shareholders' equity.

     In 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." It becomes effective in 1998 and requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders, as well as other information regarding products and services, geographic information, and major customers. The Company has not yet completed its analysis of SFAS No. 131 and accordingly has yet to determine the effect, if any, it will have on future financial statement disclosures.

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

     These liabilities, including the present value of workers compensation liabilities which are discounted at 5 3/4% at December 31, 1997, 6 1/4% at December 31, 1996, and 5 1/2% at December 31, 1995, totaled $17,651,000,
   $15,112,000 and $13,171,000 at December 31, 1997, December 31, 1996, and
   December 31, 1995, respectively. The increases in 1997 and 1996 resulted from an additional year's exposure to self-insured claims as well as their continued maturation. The change in the discount rate increased insurance costs by approximately $213,000 in 1997. Insurance liabilities are classified as current and noncurrent liabilities based on the timing of future estimated cash payments. At December 31, 1997, 1996, and 1995, the gross value of those liabilities was approximately $20,765,000, $18,740,000 and $16,911,000, respectively.

3.   COMMON AND PREFERRED SHARES

     The Company has authorized a class of 4,000,000 preferred shares, no par value, of which none were issued.

     The number of common shares authorized is 12,000,000, par value $1.00. At December 31, 1997, 1996 and 1995, the number of common shares issued was 8,728,440 and the number of shares in the treasury were 4,429,205, 4,209,623, and 4,104,976, respectively.

     The Company's stock is not listed or traded on an active stock market and market prices are, therefore, not available. Semi-annually, an independent stock valuation firm determines the fair market value based upon the Company's performance and financial condition.

     Since 1979, the Company has provided a ready market for all shareholders through its direct purchase of their common shares. During 1997, these purchases totaled 324,124 shares for $5,918,000 in cash; the Company also had direct sales, to directors and employees, excluding those shares sold through either the exercise of options or the employee stock purchase plan below, of 12,264 shares for $220,000. It also sold 8,420 shares to the Company's 401 (k) plan for $169,000. Uniform restrictions apply to the transfer of the Company's common shares. These restrictions generally give the Company or the trust of the Company's Employee Stock Ownership Plan the right to purchase the common shares whenever a shareholder proposes to transfer the shares to anyone, other than transfers to a current employee of the Company or transfers by a current or former employee to members of their immediate family.

   STOCK-BASED COMPENSATION PLANS
     The 1994 Omnibus Stock Plan consolidated into a single plan provisions for the grant of stock options and other stock based incentives and maintenance of the employee stock purchase plan. Other than director options, the grant of awards is at the discretion of the compensation committee of the board of directors. The aggregate number of common shares available for grant and the maximum number of shares granted annually are based on formulas defined in the plan. Each non-employee director elected or appointed, and re-elected or re-appointed, will receive a director option that gives the right to purchase, for six years, 2,000 common shares at the fair market value per share at date of grant. The director options are exercisable six months from the date of grant. The maximum number of shares that may be issued upon exercise of stock options, other than director options and nonqualified stock options, is 800,000 during the ten year term of the plan.

     Shares available for grant at December 31, 1997 were 176,704, which were based on the number available upon ratification of the plan less: the options granted presented below; the director options granted; and 329,330 shares purchased since 1994 under the stock purchase plan.

     A summary of the status of the Company's director options as of December 31, 1997, 1996, and 1995, and changes during the years ending on those dates is presented below:


                                                      1997                          1996                           1995
                                          ----------------------------   ---------------------------   --------------------------
   WEIGHTED AVERAGE                                   WEIGHTED AVERAGE              WEIGHTED AVERAGE
                                           SHARES      EXERCISE PRICE    SHARES      EXERCISE PRICE    SHARES      EXERCISE PRICE

   Outstanding at beginning of year        24,000         $14.06         24,000         $14.16         20,000          $14.82
   Granted                                 10,000          18.79          2,000          13.56          6,000           12.19
   Exercised                               (4,000)         13.51         (2,000)         14.82
   Forfeited                                                                                           (2,000)          14.82
                                           ------                        ------                         -----           -----
   Outstanding at end of year              30,000          15.71         24,000          14.06         24,000           14.16
                                           ======                        ======                        ======




     The Company has an employee stock purchase plan that provides the opportunity for all full-time employees with one year of service to purchase shares through payroll deductions. The purchase price for the shares offered under the plan is 85% of the fair value of the shares.

     Purchases under the plan have been as follows:

                                                  1997         1996        1995
                                                  ----         ----        ----
          Number of employees participating          817          787         772
          Annual shares purchased                 62,108       80,006      90,798
          Average price paid                      $16.63       $12.44      $10.49
          Cumulative shares purchased          1,484,282    1,422,174   1,342,168


     Prior to adoption of the 1994 Omnibus Stock Plan, the Company had two qualified stock option plans available for officers and management employees; the final grant of awards under those plans was December 10, 1993.

     A summary of the status of the Company's stock option plans, excluding director options, as of December 31, 1997, 1996, and 1995, and changes during the years ending on those dates is presented below:

                                                      1997                         1996                         1995
                                          ---------------------------   ---------------------------   -------------------------
                                                     WEIGHTED-AVERAGE              WEIGHTED-AVERAGE            WEIGHTED AVERAGE
                                          SHARES      EXERCISE PRICE    SHARES      EXERCISE PRICE    SHARES    EXERCISE PRICE
    Outstanding at beginning of year      965,600         $12.97        708,800         $11.88        763,670       $11.88
    Granted                                                             265,000          15.80
    Exercised                             (17,750)         10.82         (8,200)         10.56        (16,670)        9.40
    Forfeited                                                                                         (38,200)       12.90
                                          -------                       -------                       -------
    Outstanding at end of year            947,850          13.01        965,600          12.97        708,800        11.88
                                          =======                       =======                       ========

    Options exercisable at year end       735,850                       646,600                       492,800
    Weighted average fair value of
     options granted during the year         -                           $ 2.65                          -



     The following table summarizes information about fixed stock options outstanding at December 31, 1997:


                             OPTIONS OUTSTANDING
                    -------------------------------------
          EXERCISE  NUMBER OUTSTANDING      REMAINING       NUMBER EXERCISABLE
           PRICE       AT 12/31/97       CONTRACTUAL LIFE      AT 12/31/97
          --------  ------------------   ----------------   ------------------
          $   9.40       210,500             2.0 years            210,500
             11.89        25,850             5.0                   25,850
             12.44       230,500             4.3                  230,500
             13.83       216,000             6.0                  216,000
             15.80       265,000             8.9                   53,000
                         -------                                  -------
                         947,850                                  735,850
                         =======                                  =======

     The Company continues to apply the intrinsic-value method under APB Opinion 25 and related interpretations in accounting for awards granted under the three plans. Using this method, compensation is measured as the difference between the option exercise price and the market value of the stock at the date of grant. Accordingly, no compensation cost has been recognized for either the fixed options granted under these plans or the employee stock purchase plan. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net earnings and earnings per common share - assuming dilution would have been reduced by $330,000 and $.07 in 1997, $201,000 and $.04 in 1996 and $180,000 and $.04
   in 1995.

     In calculating the pro forma impact on earnings, the following assumptions were used for the grants in 1996: initial annual dividends of $.31 per share with annual increases of $.02 per share; a risk free interest rate of 6.25%; an expected life of 5 years; and an estimated forfeiture rate of 8%. The 1996 options vest at the rate of 20% annually. The pro forma amounts for 1997, 1996, and 1995 include $200,000, $190,000 and $180,000, respectively, attributable to compensation cost for shares acquired under the employee stock purchase plan.

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



4. ACCRUED LIABILITIES

     Accrued liabilities consisted of:

                                                             DECEMBER 31
                                                    1997         1996        1995
                                                        (DOLLARS IN THOUSANDS)

               Compensation                       $  5,648     $  4,009    $  3,521
               Medical claims                        1,948        1,390       1,430
               Vacation                              1,848        1,620       1,658
               Taxes, other than taxes on income       657          600         607
               Other                                   721          610       1,376
                                                  --------     --------     -------
                                                  $ 10,822    $   8,229     $ 8,592
                                                  ========    =========     =======

5. NOTES PAYABLE, BANK AND LONG-TERM DEBT

   NOTES PAYABLE, BANK
     The Company has a bank operating loan which is repayable on demand and charges interest at the bank's prime rate. Additionally, the Company has unused short-term lines of credit with three banks totaling $3,702,000, generally at the banks' prime rate, which was 8.5 % at December 31, 1997.

   LONG-TERM DEBT

                                                              DECEMBER 31
                                                        1997      1996      1995
                                                         (DOLLARS IN THOUSANDS)

             Revolving credit agreement:
              Prime rate borrowings                    $ 2,800   $ 3,100   $ 2,900
              London Interbank Offered Rate (LIBOR)
               borrowings                               18,000    11,000     6,000
             Term note agreement                         4,800     7,200     9,600
                                                       -------   -------   -------

                                                        25,600    21,300    18,500

             Long-term debt of ESOT                                             97
             Subordinated notes - stock redemption         357       515       673
             Term loans and other                        1,295       459       560
                                                       -------   -------   -------
                                                        27,252    22,274    19,830
             Less current maturities                     3,148     2,634     2,781
                                                       -------   -------   -------

                                                       $24,104   $19,640   $17,049
                                                       =======   =======   =======

     The total annual installments required to be paid on long-term debt are as follows: 1998, $3,148,000; 1999, $2,867,000; 2000, $155,000; 2001, $40,000;
   2002, $39,000; and thereafter $203,000. The revolving credit agreement is classified as long-term debt and excluded from these installments since it is expected that these amounts will be outstanding throughout the ensuing year.

   REVOLVING CREDIT AGREEMENT
     The Company has a Revolving Credit Agreement (Revolver) with two banks, which permits borrowings, as defined, up to $35,000,000. It provides the Company an option of borrowing funds at either the prime (8.5% at December 31, 1997) interest rate or rates based on LIBOR (5.75% at December 31,
   1997), plus a margin adjustment ranging from .7% to 1.0%. The Revolver also includes a commitment fee of 3/16 of 1% on the average daily unborrowed commitment. Borrowings may be converted, at the Company's option, to four-year loans. The agreement has an expiration date of April 30, 2000, and provides for one year extensions beyond that date annually.

     On May 16, 1997, the Company obtained a temporary line of credit in the amount of $5,000,000 with its principal bank which provided for borrowings at either the prime interest rate, rates based on LIBOR, or a negotiated fixed interest rate. The agreement has an expiration date of April 30, 1998.

     Under the most restrictive covenants of the Revolver and the Term Note Agreement ("Term Note") below, the Company is obligated to maintain a minimum shareholders' equity, as defined, of $38,000,000 plus 30% of annual consolidated earnings from December 31, 1996; a maximum ratio of consolidated funded debt to consolidated funded debt plus consolidated net worth of .45 to 1; and a fixed charge coverage ratio of not less than 2.25 to 1.0.

   TERM NOTE AGREEMENT
     In 1992 the Company borrowed $12,000,000 under the Term Note which provides for twenty consecutive quarterly principal installments of $600,000 commencing January 1, 1995 plus interest at either LIBOR plus 1-5/16% or prime plus 1/4%. The average adjusted LIBOR rate during 1997 was 7.06%; adjusted LIBOR was 7.09 %, 6.96%, and 5.63% at December 31, 1997, 1996 and 1995, respectively.

   LONG-TERM DEBT OF ESOT
     Commencing March 31, 1992, the agreement provided for twenty equal quarterly installments of $24,098 plus interest of 8.4% with the final installment due December 31, 1996.


   SUBORDINATED NOTES
     In 1995, 1992, and 1990, the Company redeemed shares of its common stock from shareholders for cash and five-year subordinated promissory notes bearing interest at a rate equal to the average of the prime rate and the prevailing local bank basic savings rate, which was 5.3% in 1997. There were 31,574 shares redeemed in 1995 for cash of $174,147 and notes of $595,627. In 1992, 16,800 shares were redeemed for cash of $223,830 and notes of $193,986. In 1990, 32,937 shares were redeemed for cash of $179,730 and notes of $478,022.

   TERM LOANS AND OTHER
     The weighted average interest on the term loans approximates 8.78 % and the amounts outstanding are being repaid primarily in equal monthly installments through 2007.

   INTEREST ON DEBT
     The Company made cash payments for interest on all debt of $2,806,000, $2,475,000, and $2,732,000 in 1997, 1996, and 1995, respectively.

6. FINANCIAL INSTRUMENTS

     The Company has used interest rate exchange agreements (swaps) with its principal bank to modify the interest rate characteristics on its borrowings under the variable interest rate Term Note. Management's authority to utilize these agreements is restricted by the Board of Directors, and they are not used for trading purposes. At December 31, 1997, 1996, and 1995, the outstanding swaps had a total notional amount of $4,800,000, $7,200,000, and $9,600,000, which effectively changes the interest rate exposure on the Term Note to a fixed 7.22% over the same maturity period. On December 16, 1993, a "reverse" swap was entered into which effectively changed the fixed interest rate on one-half of the Term Note to a variable rate for two years.

     The swaps are accounted for using the settlement method or the "matched swap" method in which the quarterly net cash settlements of the agreements are recognized in interest expense when they accrue. The accrual amounts are included in the consolidated balance sheets as accrued liabilities. Interest expense was increased by $9,000, $25,000, and $80,000 in 1997, 1996 and 1995 respectively from these agreements. An interest rate swap is considered to be a matched swap if it is linked through designation with an asset or liability provided that it has the opposite interest rate characteristics of the asset or liability. Generally, if the asset or liability that is linked to the swap matures, or is extinguished, or if the swap no longer qualifies for settlement accounting the swap will be marked to market through income. The term of the agreements is matched with the maturity period of the Term Note. If the Company decided to terminate the swap agreements any resulting gain or loss would be deferred and amortized over the original life of the swap contracts or recognized with the offsetting gain or loss of the hedged transaction.

     The fair value of the swaps is the quoted amount that the Company would receive or pay to terminate the swap agreements as provided by the bank, taking into account current interest rates. Had these agreements been terminated as of December 31 each year, the Company would have paid $3,000, received $1,000 and paid $50,000 in 1997, 1996, and 1995, respectively.

     The carrying value of the Company's long-term debt is considered to approximate fair value based on borrowing rates currently available for loans with similar terms and maturities.

7. EMPLOYEE STOCK OWNERSHIP PLAN AND 401KSOP

     On March 15, 1979, the Company consummated a plan which transferred control of the Company to its employees. As a part of this plan, the Company sold 2,880,000 common shares to the Company's Employee Stock Ownership Trust
   (ESOT) for $2,700,000.

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

     Statement of Position 93-6 "Employers Accounting for Employee Stock Ownership Plans" requires the employer to recognize compensation expense equal to the fair value of the shares committed to be released; however, it allows an employer with an ESOP holding shares purchased prior to December 31, 1992 to continue their existing accounting treatment. Accordingly, the Company has elected to maintain its existing accounting treatment.

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

     The contributions to the ESOT were:


                                                          1996           1995
                                                        (DOLLARS IN THOUSANDS)
       Principal repayment                             $       97     $       96
       Interest                                                 5             14
                                                       ----------     ----------

       Total cash contributions required                      102            110
       Less dividends paid on collateral shares                12             23
                                                       ----------     ----------

       ESOT expense                                    $       90     $       87
                                                       ==========     ==========

       Annual release of shares from collateral            38,970         42,216
                                                       ==========     ==========

       Cumulative release of shares from collateral     2,880,000      2,841,030
                                                       ==========     ==========

       Number of shares remaining in collateral                 0         38,970
                                                       ==========     ==========




     Effective January 1, 1997, the Company commenced operation of the "The Davey 401KSOP and ESOP," which retained the existing ESOP participant accounts and incorporated a deferred savings plan (401(k) plan) feature. Participants in the plan are allowed to make before-tax contributions, within Internal Revenue Service established limits, through payroll deductions. The Company will match, in either cash or Company stock, 50% of each participant's before-tax contribution, limited to the first 3% of the employee's compensation deferred each year. Eligibility to participate is the same as that provided under the Employee Stock Ownership Plan. The Company's cost of this plan for 1997, consisting principally of the accrual for the employer match, was $493,000.

8. PENSION PLANS

   DESCRIPTION OF PLANS
     Substantially all of the Company's employees are covered by two defined benefit pension plans. One of these plans is for non-bargaining unit employees and, through 1996, was non-contributory with respect to annual compensation up to a defined level, with voluntary employee contributions beyond the specified compensation levels. Concurrent with the introduction of the Davey 401KSOP, future benefits earned under this plan were modified, and as of January 1, 1997, the plan was amended to become non-contributory. The other plan is for bargaining unit employees not covered by union pension plans, is non-contributory, and provides benefits at a fixed monthly amount based upon length of service.

   FUNDING POLICY
     The Company's funding policy is to make the annual contributions necessary to fund the plans within the range permitted by applicable regulations. The plans' assets are invested by outside asset managers in marketable debt and equity securities.

   EXPENSE RECOGNITION
    Pension expense (income) was calculated as follows:

                                                      1997       1996       1995
                                                        (DOLLARS IN THOUSANDS)

          Service cost - increase in benefit
            obligations earned                      $    626   $    368    $   358
          Interest cost on projected
            benefit obligation                           849        906        880
          Return on plan assets (earnings)            (5,072)    (3,290)    (3,841)
          Deferral (amortization) of unrecognized
            net assets                                 2,931      1,454      2,303
                                                    --------   --------    -------

          Net pension income                        $   (666)  $   (562)   $  (300)
                                                    ========   ========    =======

   Funded Status
     The funded status of pension plans at December 31 was as follows:


                                                       1997      1996      1995
                                                        (DOLLARS IN THOUSANDS)

          Plan assets at fair market value             $25,561   $21,488   $19,143
          Projected benefit obligation                 (12,502)  (12,091)  (12,462)
                                                       -------   -------   -------
          Excess of assets over projected
            benefit obligation                          13,059     9,397     6,681
          Unrecognized initial asset                    (1,010)   (1,082)   (1,154)
          Unrecognized gain                             (7,741)   (4,639)   (3,172)
          Unrecognized prior service cost                 (663)     (697)       62
                                                       -------   -------   -------

          Prepaid pension expense recognized
            as other assets in balance sheets          $ 3,645   $ 2,979   $ 2,417
                                                       =======   ========  =======


     The projected benefit obligation was determined using an assumed discount rate of 7.00% in 1997 and 7.25% in 1996 and 1995. The assumed long-term compensation rate increase was 5.0%. The assumed long-term rate of return on plan assets was 8.25% in 1997 and 9.0% in 1996 and 1995.

     The projected benefit obligation, which includes the effect of annual compensation rate increases, is based on an accumulated benefit obligation of $11,342,000, $10,530,000, and $10,367,000 at December 31, 1997, 1996 and
   1995, respectively. It includes vested benefits of $11,220,000, $10,390,000, and $10,115,000, respectively. The January 1, 1997 amendment to the Davey Tree Expert Company Employee Retirement Plan reduced the projected benefit obligation and prior service cost incurred by $755,000 at December 31, 1996.

   MULTIEMPLOYER PLANS
     The Company also contributes to several multiemployer plans which provide defined benefits to unionized workers who do not participate in the Company sponsored bargaining unit plan. Amounts charged to pension cost and contributed to the plans in 1997, 1996 and 1995 totaled $380,000, $395,000, and $309,000, respectively.

9.   INCOME TAXES

     The approximate tax effect of each type of temporary difference that gave rise to the Company's deferred tax assets (no valuation allowance was considered necessary) and liabilities at December 31, was as follows:



                                                      1997       1996        1995
                                                        (DOLLARS IN THOUSANDS)

            CURRENT
             Assets:
               Compensated absences                 $    341   $    294    $   217
               Insurance                               1,447      1,346      2,419
             Other - net                                 244        146         61
                                                    --------   --------    -------
               Net current                             2,032      1,786      2,697
                                                    --------   --------    -------

            NON-CURRENT
             Assets:
               Insurance                               3,825      3,100      1,986
             Liabilities:
               Accelerated depreciation
                for tax purposes                      (4,421)    (4,300)    (4,228)
               Pensions                               (1,247)    (1,016)      (822)
             Other - net                                 462        264       (118)
                                                    --------   --------    -------

               Net noncurrent                         (1,381)    (1,952)    (3,182)
                                                    --------   --------    -------
               Net deferred tax asset (liability)   $    651   $   (166)    $ (485)
                                                    ========   ========    =======


Significant components of income tax expense from continuing operations include:


                                                      1997       1996       1995
                                                        (DOLLARS IN THOUSANDS)

               Taxes currently payable:
                U.S. Federal                        $  6,839   $  5,057    $ 3,721
                Canadian                                 309        144        246
                State and local                        1,641      1,200        880
                                                    --------   --------    -------
                                                       8,789      6,401      4,847
                                                    --------   --------    -------

               Deferred tax expense (benefit):
                U.S. Federal                            (682)      (269)      (704)
                Canadian                                  46         22         18
                State and local                         (181)       (72)      (187)
                                                    --------   --------    -------
                                                        (817)      (319)      (873)
                                                    --------   --------    -------
                                                    $  7,972   $  6,082    $ 3,974
                                                    ========   ========    =======

     The differences between the U.S. Federal statutory tax rate and the effective tax rate are as follows:


                                                      1997        1996       1995

               U.S. Federal statutory tax rate        34.9%       34.3%       34.0%
               State and local income taxes            5.5         5.3         5.6
               Canadian income taxes                    .7          .5         1.1
               Miscellaneous                            .3          .9        (1.4)
                                                     -----      ------      ------

               Effective tax rate                     41.4%       41.0%       39.3%
                                                     =====      ======      ======


     Earnings before income taxes by country are as follows:

                                                      1997       1996       1995
                                                        (DOLLARS IN THOUSANDS)

               U.S.                                 $ 18,604   $ 14,555    $ 9,669
               Canadian                                  647        286        442
                                                    --------   --------    -------

                                                    $ 19,251   $ 14,841    $10,111
                                                    ========   ========    =======

     The Company made cash payments for income taxes of $7,360,000, $9,354,000, and $3,324,000 in 1997, 1996 and 1995, respectively.

10.  CUSTOMER CONCENTRATION

     The Company's major service line, utility line clearance, represented approximately 62% of the outstanding accounts receivable at December 31, 1997, 1996 and 1995. The Company had revenues from one utility customer under multiple year contracts aggregating approximately $67,000,000 in 1997, $55,000,000 in 1996, and $37,000,000 in 1995. The Company had revenues from a second utility customer under multiple year contracts of approximately $22,000,000 in 1997, $19,000,000 in 1996, and $21,000,000 in 1995. The
   Company performs ongoing credit evaluations of its customers' financial conditions and generally requires no collateral.

11.  OPERATING LEASES

     The Company primarily leases facilities which are used for district office and warehouse operations. These leases extend for varying periods of time up to four years and, in some cases, contain renewal options. Total rental expense under such operating leases amounted to approximately $1,723,000, $1,693,000, and $1,539,000 for 1997, 1996 and 1995, respectively. As of
   December 31, 1997, future minimum rental payments, including taxes and other operating costs, for all operating leases having noncancelable lease terms in excess of one year, totaled $3,275,000, and are expendable as follows:
   1998, $1,280,000; 1999, $867,000; 2000, $586,000, 2001, $361,000 and 2002,
   $181,000.

12.  COMMITMENTS AND CONTINGENCIES

     The Company is party to a number of lawsuits, threatened lawsuits and other claims arising out of the normal course of business. Management is of the opinion that liabilities which may result are adequately covered by insurance, or to the extent not covered by insurance or accrued, would not be material in relation to the financial position, results of operations or liquidity of the Company.

     At December 31, 1997, the Company was contingently liable to its principal banks in the amount of $7,515,000 for outstanding letters of credit for insurance coverage and guarantees of debt for one of its subsidiaries.

13.  DISCONTINUED OPERATION

     On March 31, 1995 the Company sold substantially all of the operating assets, excluding real estate, of its interior plant care business; in December 1996 it sold the real estate related to this business at an amount approximating its carrying value.

     Amounts related to the discontinued operation and recognized in the financial statements are as follows:



                                                                    1995
                                                            (DOLLARS IN THOUSANDS)

          Revenues                                                 $    553
                                                                   ========
          Loss from discontinued operation, net of
           applicable income tax benefits of $116,000                  (168)
          Gain on sale of assets, less applicable income
           taxes of $280,000                                            404
                                                                   --------
          Discontinued operation, net                              $    236
                                                                   ========


14.  ACQUISITIONS

     In 1997, 1996, and 1995, the Company completed acquisitions of organizations providing horticultural services for a total purchase price of $449,000, $820,000 and $2,150,000, respectively. They were accounted for as purchases and their results of operations, which were not material in any of the years presented, are included in the accompanying financial statements from their respective dates of acquisition. Goodwill and other intangibles recognized in connection with these purchases are being amortized over 3 to 15 years.

                                     *******