Form 10-K405, Exhibit 13
period 1998-12-31
DAVEY TREE EXPERT CO
filed 1999-03-25
CIK 277638

                          INDEX TO FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULES
                            [Items 14(a)(1) and (2)]

DESCRIPTION                                                             PAGE
-----------                                                             ----

Independent Auditors' Report                                             F-2

Consolidated Balance Sheets as of December 31, 1998, 1997 and 1996       F-3

Consolidated Statements of Net Earnings for the years ended              F-5
 December 31, 1998, 1997 and 1996

Consolidated Statements of Shareholders' Equity for the years ended      F-6
 December 31, 1998, 1997 and 1996

Consolidated Statements of Cash Flows for the years ended                F-8
 December 31, 1998, 1997 and 1996

Notes to Consolidated Financial Statements for the years ended           F-9
 December 31, 1998, 1997 and 1996


INDEPENDENT AUDITORS' REPORT




To the Shareholders and Board of Directors
The Davey Tree Expert Company
Kent, Ohio


We have audited the accompanying consolidated balance sheets of The Davey Tree Expert Company and subsidiary companies as of December 31, 1998, 1997, and 1996, and the related consolidated statements of net earnings, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Davey Tree Expert Company and subsidiary companies as of December 31, 1998, 1997, and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.




/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio
February 12, 1999

THE DAVEY TREE EXPERT COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------


                                                                     December 31
                                                     1998                1997                1996
                                                                (Dollars in Thousands)

ASSETS
 CURRENT ASSETS:
  Cash and cash equivalents                       $    1,264          $      722          $      627
  Accounts receivable                                 51,490              43,896              39,805
  Operating supplies                                   2,644               2,662               2,477
  Prepaid expenses and other assets                    2,940               2,724               2,023
  Refundable income taxes                              1,248
  Deferred income taxes                                1,842               2,032               1,786
                                                  ----------          ----------          ----------
   Total current assets                               61,428              52,036              46,718

 PROPERTY AND EQUIPMENT:
  Land and land improvements                           6,325               6,283               6,178
  Buildings and leasehold improvements                18,269              16,142              16,682
  Equipment                                          187,084             166,902             148,204
                                                  ----------          ----------          ----------
                                                     211,678             189,327             171,064
  Less accumulated depreciation                      132,245             123,053             113,980
                                                  ----------          ----------          ----------
  Net property and equipment                          79,433              66,274              57,084

 OTHER ASSETS AND INTANGIBLES                          8,225               9,515               7,584





                                                  ----------          ----------          ----------

 TOTAL ASSETS                                     $  149,086          $  127,825          $  111,386
                                                  ==========          ==========          ==========



See notes to consolidated financial statements.

                                                             December 31
                                                   1998          1997         1996
                                                        (Dollars in Thousands)

LIABILITIES AND SHAREHOLDERS' EQUITY

 CURRENT LIABILITIES:
  Accounts payable                              $  15,191     $  10,187    $  10,174
  Accrued liabilities                              11,413        10,822        8,229
  Insurance liabilities                             5,797         6,738        6,105
  Income taxes payable                                            1,647          218
  Notes payable, bank                                               300           75
  Current maturities of long-term debt                855         3,148        2,634
                                                ---------     ---------    ---------
   Total current liabilities                       33,256        32,842       27,435

 LONG-TERM DEBT                                    42,893        24,104       19,640

 DEFERRED INCOME TAXES                              3,588         1,381        1,952

 INSURANCE LIABILITIES                             10,969        10,913        9,007

 OTHER LIABILITIES                                  1,112           698          882
                                                ---------     ---------    ---------

 TOTAL LIABILITIES                                 91,818        69,938       58,916

 SHAREHOLDERS' EQUITY:
  Preferred shares
  Common shares                                     8,728         8,728        8,728
  Additional paid-in capital                        5,893         4,625        3,876
  Accumulated other comprehensive income (loss)      (745)         (535)        (401)
  Retained earnings                                94,547        85,510       75,725
                                                ---------     ---------    ---------
                                                  108,423        98,328       87,928

 LESS:
  Treasury shares, at cost                         51,155        40,441       35,451
  Subscriptions receivable from employees                                          7
                                                ---------     ---------    ---------

 TOTAL SHAREHOLDERS' EQUITY                        57,268        57,887       52,470
                                                ---------     ---------    ---------

 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $ 149,086     $ 127,825    $ 111,386
                                                =========     =========    =========

See notes to consolidated financial statements.

THE DAVEY TREE EXPERT COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF NET EARNINGS
--------------------------------------------------------------------------------

                                                            Years Ended December 31
                                              1998                    1997                 1996
                                                (Dollars in Thousands, Except Per Share Amounts)

REVENUES                              $ 313,887     100.0%    $ 295,079    100.0%  $ 266,934     100.0%

COSTS AND EXPENSES:

 Operating                              210,921      67.2       197,726     67.0     183,427      68.7
 Selling                                 39,601      12.6        37,832     12.8      33,575      12.6
 General and administrative              22,764       7.2        20,297      6.9      18,216       6.8
 Depreciation and amortization           19,934       6.4        17,375      5.9      14,690       5.5
                                      ---------    ------     ---------   ------   ---------    ------

                                        293,220      93.4       273,230     92.6     249,908      93.6
                                      ---------    ------     ---------   ------    --------    ------


EARNINGS FROM OPERATIONS                 20,667       6.6        21,849      7.4      17,026       6.4

INTEREST EXPENSE                          3,391       1.1         2,703       .9       2,457        .9

OTHER INCOME - NET                         (565)      (.2)         (105)                (272)      (.1)
                                      ---------    ------      --------   ------    --------    ------

EARNINGS BEFORE INCOME TAXES             17,841       5.7        19,251      6.5      14,841       5.6

INCOME TAXES                              7,244       2.3         7,972      2.7       6,082       2.3
                                      ---------    ------      --------    -----    --------    ------


NET EARNINGS                          $  10,597       3.4%    $  11,279      3.8%   $  8,759       3.3%
                                      =========    ======     =========   ======    ========     =====


EARNINGS PER COMMON SHARE             $    2.57               $    2.57             $    1.92
                                      =========               =========             =========

EARNINGS PER COMMON SHARE -
  ASSUMING DILUTION                   $    2.30               $    2.39             $    1.86
                                      =========               =========             =========

See notes to consolidated financial statements.

THE DAVEY TREE EXPERT COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
(Dollars in Thousands, Except Per Share Amounts)
--------------------------------------------------------------------------------




                                                                               Additional
                                                             Common             Paid-In
                                                             Shares             Capital
BALANCE, JANUARY 1, 1996                                   $    8,728          $     3,472

 Comprehensive income:
  Net earnings
  Other comprehensive income, net of tax
   Foreign currency translation adjustments
 Comprehensive income
 Receipts from subscriptions receivable
 Shares purchased
 Shares sold to employees                                                              373
 Options exercised                                                                      31
 Contributions to ESOT
 Dividends, $.295 per share                                ----------          -----------

BALANCE, DECEMBER 31, 1996                                      8,728                3,876

 Comprehensive income:
  Net earnings
  Other comprehensive income, net of tax
   Foreign currency translation adjustments
 Comprehensive income
 Receipts from subscriptions receivable
 Shares purchased
 Shares sold to employees                                                              695
 Options exercised                                                                      54
 Dividends, $.34 per share                                 ----------          -----------

BALANCE, DECEMBER 31, 1997                                      8,728                4,625

 Comprehensive income:
  Net earnings
  Other comprehensive income, net of tax
   Foreign currency translation adjustments
 Comprehensive income
 Receipts from subscriptions receivable
 Shares purchased
 Shares sold to employees                                                            1,115
 Options exercised                                                                     153
 Dividends, $.38 per share                                 ----------          -----------

BALANCE, DECEMBER 31, 1998                                 $    8,728          $     5,893
                                                           ==========          ===========

See notes to consolidated financial statements.






 Accumulated
Other Compre-                        Subscrip-
 hensive                           tions Receiv-  Contribu-     Compre-
  Income     Retained     Treasury   able From      tions      hensive
  (Loss)     Earnings      Shares    Employees     To ESOT      Income       Total

$   (385)    $ 68,307   $ (33,198)    $   (297)   $    (97)                 $ 46,530

                8,759                                          $  8,759

     (16)                                                           (16)
                                                               --------
                                                               $  8,743       8,743
                                                               ========
                                           290                                  290
                           (3,045)                                           (3,045)
                              716                                             1,089
                               76                                               107
                                                        97                       97
               (1,341)                                                       (1,341)
--------     --------    --------     --------    --------                 --------

    (401)      75,725     (35,451)          (7)          0                   52,470


               11,279                                          $ 11,279

    (134)                                                          (134)
                                                               --------
                                                               $ 11,145      11,145
                                                               ========
                                             7                                    7
                           (5,918)                                           (5,918)
                              737                                             1,432
                              191                                               245
               (1,494)                                                       (1,494)
--------     --------    --------     --------    --------                 --------


    (535)      85,510     (40,441)           0           0                   57,887


               10,597                                          $ 10,597

    (210)                                                          (210)
                                                               --------
                                                               $ 10,387      10,387
                                                               ========

                          (12,150)                                          (12,150)
                              773                                             1,888
                              663                                               816
               (1,560)                                                       (1,560)
--------     --------    --------     --------    --------                 --------

$   (745)    $ 94,547    $(51,155)    $      0    $      0                 $ 57,268
========     ========    ========     ========    ========                 ========


See notes to consolidated financial statements.

THE DAVEY TREE EXPERT COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        Years Ended December 31
                                                                    1998          1997         1996
                                                                        (Dollars in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net earnings                                                     $  10,597      $  11,279      $   8,759
 Adjustments to reconcile net earnings to
  net cash provided by operating activities:
   Depreciation                                                      19,563         17,000         14,338
   Amortization                                                         371            375            352
   Deferred income taxes                                              2,397           (817)          (319)
   Other                                                               (559)          (326)          (273)
                                                                  ---------      ---------      ---------
                                                                     32,369         27,511         22,857
   Change in operating assets and liabilities:
     Accounts receivable                                             (7,594)        (4,091)        (5,183)
     Other assets                                                       (59)        (2,876)          (966)
     Accounts payable and accrued liabilities                         5,595          2,606          1,323
     Insurance liabilities                                             (885)         2,539          1,941
     Other liabilities                                               (1,233)         1,245         (2,868)
                                                                  ---------      ---------      ---------
 Net cash provided by operating activities                           28,193         26,934         17,104
                                                                  ---------      ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sales of property and equipment                        1,880          1,138          1,678
 Acquisitions                                                          (712)          (449)          (820)
 Capital expenditures:
  Land and buildings                                                 (2,617)          (285)          (727)
  Equipment                                                         (31,392)       (26,718)       (17,394)
                                                                  ---------      ---------      ---------
 Net cash used in investing activities                              (32,841)       (26,314)       (17,263)
                                                                  ---------      ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowings (payments) under notes payable, bank                   (300)           225           (325)
 Principal payments of long-term debt                                (5,547)        (2,778)        (2,704)
 Proceeds from issuance of long-term debt                            22,043          7,756          5,148
 Sales of treasury shares                                             2,704          1,677          1,196
 Receipts from stock subscriptions                                                       7            290
 ESOT payment of debt guaranteed by Company                                                            97
 Dividends paid                                                      (1,560)        (1,494)        (1,341)
 Repurchase of common shares                                        (12,150)        (5,918)        (3,045)
                                                                  ---------      ---------      ---------
 Net cash provided by (used in) financing activities                  5,190           (525)          (684)
                                                                  ---------      ---------      ---------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                 542             95           (843)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                            722            627          1,470
                                                                  ---------      ---------      ---------

CASH AND CASH EQUIVALENTS, END OF YEAR                            $   1,264      $     722      $     627
                                                                  =========      =========      =========


See notes to consolidated financial statements.

THE DAVEY TREE EXPERT COMPANY AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS ENDED DECEMBER 31,1998
--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include the accounts of The Davey Tree Expert Company and its subsidiary companies. All significant intercompany accounts and transactions have been eliminated in consolidation.

   USE OF ESTIMATES
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported and contingencies disclosed in the financial statements and accompanying notes. Actual results could differ from those estimates.

   FISCAL YEAR
     The Company's fiscal year ends on the Saturday closest to December 31; 1998 was a 52-week year ended January 2, 1999; 1997 was a 53-week year ended January 3, 1998, and in 1996, the fiscal year was comprised of 52 weeks ended December 28, 1996. For presentation purposes, all years were presumed to have ended on December 31.

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

   ACCOUNTS RECEIVABLE
     The Company had an allowance of $314,000 at December 31, 1998, 1997, and 1996.

   INTANGIBLE ASSETS
     Intangible assets represent goodwill, employment contracts, and customer lists resulting from business acquisitions and are being amortized on a
   straight-line basis over their estimated useful lives ranging from   3-15
   years. The net book value of intangible assets (net of accumulated amortization of $2,318,000, $1,947,000, and $1,572,000 at December 31, 1998,
   1997, and 1996, respectively) was $2,631,000, $2,550,000, and $2,648,000 at
   December 31, 1998, 1997, and 1996, respectively.

   PROPERTY AND EQUIPMENT
     The Company records property and equipment at cost. In January 1998, the Company commenced development of its new enterprise-wide information system. This project will include the re-design of certain key business processes, and will replace the Company's existing legacy systems by June 1999. The Company is accounting for the costs of the project in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Accordingly, costs have been expensed or capitalized depending on whether they were incurred in the preliminary project stage, application development stage, or the post implementation stage. Reengineering, training, and other costs such as data conversion have been expensed as incurred. Generally, land improvements, leasehold improvements and buildings are depreciated by the straight-line method while the declining balance method is used for equipment. The estimated useful lives used in computing depreciation are: land improvements, 5-20 years; buildings and leasehold improvements, 5-40 years; equipment, 3-10 years.

   IMPAIRMENT
     The Company periodically assesses recoverability of the carrying amount of its property and equipment, goodwill, and other intangible assets principally by evaluating the utilization of those assets as well as the profitability associated with their related revenues. In the event these assessments indicate their carrying amounts may not be recoverable, estimates will be made of the applicable assets future undiscounted cash flows to determine if recognition of an impairment loss is necessary.

   EARNINGS PER SHARE
     The following table sets forth the computation of earnings per common share and earnings per common share - assuming dilution:

                                                    1998         1997        1996
                                                    ----         ----        ----
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Numerator:
      Net earnings                                $  10,597   $  11,279    $   8,759
                                                  =========   =========    =========

     Denominator:
      For earnings per common share
         weighted average shares outstanding      4,122,183   4,392,969    4,550,677
      Effect of dilutive securities
         employee and director stock options        491,823     332,837      163,930
                                                  ---------   ---------    ---------
      Denominator for earnings per share -
         assuming dilution                        4,614,006   4,725,806    4,714,607
                                                  =========   =========    =========

     Earnings per common share                    $    2.57   $    2.57    $    1.92
                                                  =========   =========    =========

     Earnings per common share - assuming dilution$    2.30   $    2.39    $    1.86
                                                  =========   =========    =========
     Antidilutive shares not included in earnings
      per common share - assuming dilution                0           0       20,402
                                                  =========   =========    =========


   RECENTLY ISSUED ACCOUNTING STANDARDS
     In 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." As permitted, the Company expects to adopt this statement in 2000. The statement requires that all derivatives, such as interest rate exchange agreements (swaps), be recognized on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. Derivatives determined to be hedges will be adjusted to fair value through either income or other comprehensive income, depending on the nature of the hedge. The Company has not yet determined what effect Statement 133 will have on the earnings and financial position of the Company.

     In 1997, AcSec issued SOP 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments," which becomes effective for fiscal years beginning after December 15, 1998. It requires entities subject to assessments to recognize a liability at the time an assessment is imposed, when the event obligating the entity to pay the imposed assessment has occurred, and when the amount of the assessment can be reasonably estimated. The Company has not yet determined what effect SOP 97-3 will have on the earnings and financial position of the Company upon its adoption in 1999.

   RECLASSIFICATIONS
     Reclassifications have been made to the prior-year financial statements to conform to the current year presentation.

   2.   OPERATING SEGMENTS

     The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company has two primary operating segments which provide a variety of horticultural services to their respective customer groups. Residential services provides for the treatment, preservation, maintenance, cultivation, planting and removal of trees, shrubs and other plant life; its services also include the practices of tree surgery, tree feeding, tree spraying and landscaping, as well as the application of fertilizers, herbicides, and insecticides. Utility services is principally engaged in the practice of line clearing for public utilities. The "Other" segment category includes the Company's services related to natural resource management and consulting, forestry research and development, environmental planning, and commercial services.

     The Company's primary focus in evaluating segment performance is on operating earnings. The accounting policies of the operating segments are the same as those described in Note 1, except that only straight line depreciation is allocated. Corporate expenses are substantially allocated among the operating segments. Identifiable assets are those directly used or generated by each segment, and include accounts receivable, inventory, and property and equipment. Unallocated assets consist principally of corporate facilities, enterprise-wide information systems, cash and cash equivalents, deferred taxes, prepaid expenses, and other assets and intangibles.

     Detail to Operating Segments are as follows:


                                      UTILITY    RESIDENTIAL    OTHER       TOTAL
                                                (DOLLARS IN THOUSANDS)
      1998
      Revenues                       $ 184,768    $ 113,155   $  15,964    $ 313,887
      Earnings from operations          12,849       10,729         268       23,846
      Depreciation                      11,213        5,433         657       17,303
      Segment assets                    66,720       38,294       4,738      109,752
      Capital expenditures              16,442        7,972         430       24,844

      1997
      Revenues                         167,798      103,933      23,348      295,079
      Earnings from operations           9,556        9,946       2,948       22,450
      Depreciation                       9,918        4,874         413       15,205
      Segment assets                    59,291       31,759       3,194       94,244
      Capital expenditures              14,460        6,682         277       21,419

      1996
      Revenues                         156,437       97,575      12,922      266,934
      Earnings from operations           7,285        9,553         794       17,632
      Depreciation                       8,776        4,331         295       13,402
      Segment assets                    52,446       28,928       2,292       83,666
      Capital expenditures              10,244        4,769         196       15,209


                                                    1998        1997          1996
                                                        (DOLLARS IN THOUSANDS)
     EARNINGS
     Operating earnings for reportable segments   $  23,578   $  19,502    $ 16,838
     Operating earnings for other                       268       2,948         794
     Unallocated amounts:
      Other corporate expense                        (3,179)       (601)       (606)
      Interest expense                               (3,391)     (2,703)     (2,457)
      Other income- net                                 565         105         272
                                                  ---------   ---------    --------
     Earnings before tax                          $  17,841   $  19,251    $ 14,841
                                                  =========   =========    ========

                                                    1998        1997         1996
                                                       (Dollars in Thousands)
     DEPRECIATION
     Depreciation for reportable segments         $  16,646   $  14,792    $ 13,107
     Depreciation for other                             657         413         295
     Unallocated depreciation                         2,260       1,795         936
                                                  ---------   ---------    --------
     Consolidated total                           $  19,563   $  17,000    $ 14,338
                                                  =========   =========    ========

     ASSETS
     Assets for reportable segments               $ 105,014   $  91,050    $ 81,374
     Assets for other                                 4,738       3,194       2,292
     Unallocated assets                              39,334      33,581      27,720
                                                  ---------   ---------    --------
     Consolidated total                           $ 149,086   $ 127,825    $111,386
                                                  =========   =========    ========

     CAPITAL EXPENDITURES
     Expenditures for reportable segments         $  24,414   $  21,142    $ 15,013
     Expenditures for other                             430         277         196
     Unallocated expenditures                         9,165       5,584       2,912
                                                  ---------   ---------    --------
     Consolidated total                           $  34,009   $  27,003    $ 18,121
                                                  =========   =========    ========


     The Company's geographic information is as follows:


                                                    1998        1997         1996
                                                       (Dollars in Thousands)
     REVENUES
     United States                               $ 297,705    $ 280,284    $ 253,753
     Canada                                         16,182       14,795       13,181
                                                 ---------    ---------    ---------
     Total                                       $ 313,887    $ 295,079    $ 266,934
                                                 =========    =========    =========

     PROPERTY AND EQUIPMENT,
       NET OF ACCUMULATED DEPRECIATION
     United States                               $  76,489    $  63,336    $  54,122
     Canada                                          2,944        2,938        2,962
                                                 ---------    ---------    ---------
     Total                                       $  79,433    $  66,274    $  57,084
                                                 =========    =========    =========


   CUSTOMER CONCENTRATION
     Utility services represented approximately 62% of the outstanding accounts receivable at December 31, 1998, 1997, and 1996. The Company had revenues from one utility customer under multiple year contracts aggregating approximately $55,000,000 in 1998, $67,000,000 in 1997, and $55,000,000 in
   1996. The Company had revenues from a second utility customer under multiple year contracts of approximately $18,000,000 in 1998, $22,000,000 in 1997, and $19,000,000 in 1996. The Company performs ongoing credit evaluations of its customers' financial conditions and generally requires no collateral.

3. INSURANCE LIABILITIES

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

     These liabilities, including the present value of workers compensation liabilities which are discounted at 4 1/2% at December 31, 1998, 5 3/4% at December 31, 1997, and 6 1/4% at December 31, 1996, totaled $16,766,000,
   $17,651,000 and $15,112,000 at December 31, 1998, December 31, 1997, and
   December 31, 1996, respectively. The change in the discount rate increased insurance costs by approximately $306,000 in 1998 and $213,000 in 1997, and reduced insurance costs by $200,000 in 1996. Insurance liabilities are classified as current and noncurrent liabilities based on the timing of future estimated cash payments. At December 31, 1998, 1997, and 1996, the gross value of those liabilities was approximately $18,867,000, $20,765,000 and $18,740,000, respectively.


4. COMMON AND PREFERRED SHARES

     The Company has authorized a class of 4,000,000 preferred shares, no par value, of which none were issued.

     The number of common shares authorized is 12,000,000, par value $1.00. At December 31, 1998, 1997 and 1996, the number of common shares issued was 8,728,440 and the number of shares in the treasury were 4,736,785, 4,429,205, and 4,209,623, respectively.

     The Company's stock is not listed or traded on an active stock market and market prices are, therefore, not available. Semi-annually, an independent stock valuation firm determines the fair market value based upon the Company's performance and financial condition.

     Since 1979, the Company has provided a ready market for all shareholders through its direct purchase of their common shares. During 1998, these purchases totaled 336,725 shares for $9,049,000 in cash; the Company also had direct sales, to directors and employees, excluding those shares sold through either the exercise of options or the employee stock purchase plan below, of 1,472 shares for $40,000. It also sold 8,398 shares to the Company's 401 (k) plan for $234,000 and issued 15,526 shares to participant accounts to satisfy its liability for the 1997 employer match in the amount of $404,000. Uniform restrictions apply to the transfer of the Company's common shares. These restrictions generally give the Company or the trust of the Company's Employee Stock Ownership Plan the right to purchase the common shares whenever a shareholder proposes to transfer the shares to anyone, other than transfers to a current employee of the Company or transfers by a current or former employee to members of their immediate family.

   STOCK-BASED COMPENSATION PLANS
     The 1994 Omnibus Stock Plan consolidated into a single plan provisions for the grant of stock options and other stock based incentives and maintenance of the employee stock purchase plan. Other than director options, the grant of awards is at the discretion of the compensation committee of the Board of Directors. The aggregate number of common shares available for grant and the maximum number of shares granted annually are based on formulas defined in the plan. Each non-employee director elected or appointed, and re-elected or re-appointed, will receive a director option that gives the right to purchase, for six years, 2,000 common shares at the fair market value per share at date of grant. The director options are exercisable six months from the date of grant. The maximum number of shares that may be issued upon exercise of stock options, other than director options and nonqualified stock options, is 800,000 during the ten-year term of the plan.

     Shares available for grant at December 31, 1998 were 286,595, which were based on the number available upon ratification of the plan less: the options granted presented below; the director options granted; and 380,674 shares purchased since 1994 under the stock purchase plan.

     A summary of the status of the Company's director options as of December 31, 1998, 1997, and 1996, and changes during the years ending on those dates is presented below:

                                                 1998                          1997                             1996
                                      --------------------------      ------------------------        --------------------------
                                                Weighted Average               Weighted Average                 Weighted Average
                                      Shares     Exercise Price       Shares    Exercise Price        Shares     Exercise Price

   Outstanding at beginning of year   30,000           $15.71          24,000        $14.06            24,000          $ 14.16
   Granted                             6,000            26.05          10,000         18.79             2,000            13.56
   Exercised                          (8,000)           15.01          (4,000)        13.51            (2,000)           14.82
   Forfeited                          ------                           ------                          ------
   Outstanding at end of year         28,000            18.13          30,000         15.71            24,000            14.06
                                      ======                           ======                          ======


     The Company has an employee stock purchase plan that provides the opportunity for all full-time employees with one year of service to purchase shares through payroll deductions. The purchase price for the shares offered under the plan is 85% of the fair market value of the shares.

     Purchases under the plan have been as follows:

                                                     1998       1997        1996

               Number of employees participating         907        817        787
               Annual shares purchased                51,344     62,108     80,006
               Average price paid                     $23.29     $16.63     $12.44
               Cumulative shares purchased         1,535,626  1,484,282  1,422,174


     Prior to adoption of the 1994 Omnibus Stock Plan, the Company had two qualified stock option plans available for officers and management employees; the final grant of awards under those plans was December 10, 1993.

     A summary of the status of the Company's stock option plans, excluding director options, as of December 31, 1998, 1997, and 1996, and changes during the years ending on those dates is presented below:

                                               1998                           1997                            1996
                                    -------------------------      -------------------------        -------------------------
                                              WEIGHTED-AVERAGE               WEIGHTED-AVERAGE                  WEIGHTED-AVERAGE
         FIXED OPTIONS               SHARES    EXERCISE PRICE       SHARES    EXERCISE PRICE         SHARES     EXERCISE PRICE
         -------------               ------   ----------------      ------   ----------------        ------    ----------------
    Outstanding at beginning of year 947,850       $13.01          965,600        $12.97              708,800       $11.88
    Granted                                                                                           265,000        15.80
    Exercised                        (59,835)       11.62          (17,750)        10.82               (8,200)       10.56
    Forfeited                         (1,800)       15.80
                                     -------                       -------                            -------
    Outstanding at end of year       886,215        13.09          947,850         13.01              965,600        12.97
                                     =======                       =======                            =======

    Options exercisable at year end  727,215                       735,850                            646,600
    Weighted average fair value of
     options granted during the year    -                             -                                $ 2.65


     The following table summarizes information about fixed stock options outstanding at December 31, 1998:

                              Options Outstanding
                     --------------------------------------
          Exercise   Number Outstanding      Remaining           Number Exercisable
           Price       at 12/31/98        Contractual Life          at 12/31/98
          --------   ------------------   ----------------       -----------------
        $    9.40          185,450               1.0 year(s)          185,450
            11.89           24,550               4.0                   24,550
            12.44          211,865               3.3                  211,865
            13.83          205,000               5.0                  205,000
            15.80          259,350               7.9                  100,350
                           -------                                    -------
                           886,215                                    727,215
                           =======                                    =======


     The Company continues to apply the intrinsic-value method under APB
   Opinion 25 and related interpretations in accounting for awards granted under the three plans. Using this method, compensation is measured as the difference between the option exercise price and the market value of the stock at the date of grant. Accordingly, no compensation cost has been recognized for either the fixed options granted under these plans or the employee stock purchase plan. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net earnings and earnings per common share - assuming dilution would have been reduced by $360,000 and $.08 in 1998, $330,000 and $.07 in 1997 and $201,000
   and $.04 in 1996.

     In calculating the pro forma impact on earnings, the following assumptions were used for the grants in 1996: initial annual dividends of $.31 per share with annual increases of $.02 per share; a risk free interest rate of 6.25%; an expected life of 5 years; and an estimated forfeiture rate of 8%. The 1996 options vest at the rate of 20% annually. The pro forma amounts for 1998, 1997, and 1996 include $230,000, $200,000 and $190,000, respectively, attributable to compensation cost for shares acquired under the employee stock purchase plan.

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

5. ACCRUED LIABILITIES

     Accrued liabilities consisted of:

                                                              December 31
                                                       1998       1997        1996
                                                         (Dollars in Thousands)
               Compensation                          $  6,666   $  5,648    $ 4,009
               Medical claims                           1,420      1,948      1,390
               Vacation                                 1,927      1,848      1,620
               Taxes, other than taxes on income          779        657        600
               Other                                      621        721        610
                                                     --------   --------    -------

                                                     $ 11,413   $ 10,822    $ 8,229
                                                     ========   ========    =======

6. NOTES PAYABLE, BANK AND LONG-TERM DEBT

   Notes Payable, Bank
     The Company had a bank operating loan which was repayable on demand and charged interest at the bank's prime rate. Additionally, the Company has unused short-term lines of credit with three banks totaling $3,876,000, generally at the banks' prime rate, which was 7.75% at December 31, 1998.

   Long-Term Debt

                                                                December 31
                                                        1998        1997      1996
                                                          (Dollars in Thousands)
               Revolving credit agreement:
                Prime rate borrowings                  $ 2,900    $ 2,800   $ 3,100
                London Interbank Offered Rate (LIBOR)
                 borrowings                             28,000     18,000    11,000
               Term note agreement                      10,000      4,800     7,200
                                                       -------    -------   -------
                                                        40,900     25,600    21,300
               Subordinated notes - stock redemption     2,181        357       515
               Term loans and other                        667      1,295       459
                                                       -------    -------   -------
                                                        43,748     27,252    22,274
               Less current maturities                     855      3,148     2,634
                                                       -------    -------   -------
                                                       $42,893    $24,104   $19,640
                                                       =======    =======   =======


     The total annual installments required to be paid on long-term debt are as follows: 1999, $855,000; 2000, $2,044,000; 2001, $2,429,000; 2002,
   $2,427,000; 2003, $2,432,000; and thereafter $2,660,000.  The revolving credit agreement is classified as long-term debt and excluded from these installments since it is expected that these amounts will be outstanding throughout the ensuing year.

   REVOLVING CREDIT AGREEMENT
     In 1998, the Company renegotiated and amended its Revolving Credit Agreement (Revolver) with two banks, which permits borrowings, as defined, up to $55,000,000. It provides the Company an option of borrowing funds at either the prime (7.75% at December 31, 1998) interest rate or rates based on LIBOR (5.68% at December 31, 1998) plus a margin adjustment ranging from .9% to 1.4%. The Revolver also includes a commitment fee of between .15% and .25% on the average daily unborrowed commitment. A minimum of $5,000,000 in borrowings may be converted, at the Company's option, to four-year loans. The agreement has an expiration date of April 30, 2001.

     In 1998, the Company also renegotiated and amended its temporary line of credit in the amount of $15,000,000 with its principal bank, which provided for borrowings at either the prime interest rate, rates based on LIBOR, or a negotiated fixed interest rate. The agreement has an expiration date of June 30, 1999.

     Under the most restrictive covenants of the Revolver and the Term Note Agreement below, the Company is obligated to maintain a minimum shareholders' equity, as defined, of $45,000,000 plus 30% of annual consolidated earnings for 1998 and each year thereafter; a maximum ratio of consolidated funded debt to consolidated funded debt plus consolidated shareholders' equity of .5 to 1, .58 to 1, and .5 to 1 in 1998, 1999-2000, and 2001, respectively; and a fixed charge coverage ratio of not less than
   2.25 to 1.0.

   TERM NOTE AGREEMENT
     Concurrent with the Company's renegotiation of the Revolver on May 14, 1998, it refinanced the term note, borrowing an additional $5,800,000. Commencing June 30, 2000, it provides for twenty consecutive quarterly principal installments of $500,000, plus interest at either LIBOR plus a margin adjustment ranging from 1.00% to 1.50%, or prime. The average adjusted LIBOR rate during 1998 was 6.59%; adjusted LIBOR was 6.19%, 7.09%, and 6.96% at December 31, 1998, 1997 and 1996, respectively.

   SUBORDINATED NOTES
     In 1998, 1995, and 1992, the Company redeemed shares of its common stock from shareholders for cash and five-year subordinated promissory notes. Effective January 1, 1998, these notes bear interest based on the five-year U.S. Treasury rate in effect at January 1 of each year (5.379% in 1998); prior to 1998, they bore interest at a rate equal to the average of the prime rate and the prevailing local bank basic savings rate. There were 115,430 shares redeemed in 1998 for cash of $1,157,710 and notes of $1,943,091. In 1995, there were 31,574 shares redeemed for cash of $174,147 and notes of $595,627. In 1992, 16,800 shares were redeemed for cash of $223,830 and notes of $193,986.

   TERM LOANS AND OTHER
     The weighted-average interest on the term loans approximates 9.60% and the amounts outstanding are being repaid primarily in equal monthly installments through 2007.

   INTEREST ON DEBT
     The Company made cash payments for interest on all debt of $3,353,000, $2,806,000, and $2,475,000 in 1998, 1997, and 1996, respectively.

7. FINANCIAL INSTRUMENTS

     The Company has used interest rate exchange agreements (swaps) with its principal bank to modify the interest rate characteristics on its borrowings under the variable interest rate term note. Management's authority to utilize these agreements is restricted by the Board of Directors, and they are not used for trading purposes. Concurrent with the Company's May 14, 1998 renegotiation of the term note, it terminated the swaps outstanding on the prior term note, and entered into a new swap. At December 31, 1998, 1997, and 1996, the outstanding swaps had a total notional amount of $10,000,000, $4,800,000, and $7,200,000, respectively. These swaps effectively changed the interest rate exposure through May 14, 1998 to a fixed 7.22%, and thereafter to a fixed 6.09% plus the applicable LIBOR margin which was 1.00% at December 31, 1998.

     The swaps are accounted for using the settlement method or the "matched swap" method in which the quarterly net cash settlements of the agreements are recognized in interest expense when they accrue. The accrual amounts are included in the consolidated balance sheets as accrued liabilities. Interest expense was increased by $35,000, $9,000, and $25,000 in 1998, 1997 and 1996 respectively from these agreements. An interest rate swap is considered to be a matched swap if it is linked through designation with an asset or liability provided that it has the opposite interest rate characteristics of the asset or liability. Generally, if the asset or liability that is linked to the swap matures, or is extinguished, or if the swap no longer qualifies for settlement accounting the swap will be marked to market through income. The term of the agreements is matched with the maturity period of the term note. If the Company decided to terminate the swap agreements any resulting gain or loss would be deferred and amortized over the original life of the swap contracts or recognized with the offsetting gain or loss of the hedged transaction.

     The fair value of the swaps is the quoted amount that the Company would receive or pay to terminate the swap agreements as provided by the bank, taking into account current interest rates. Had these agreements been terminated as of December 31 each year, the Company would have paid $335,000, paid $3,000 and received $1,000 in 1998, 1997, and 1996, respectively.

     The carrying value of the Company's long-term debt is considered to approximate fair value based on borrowing rates currently available for loans with similar terms and maturities.

8. EMPLOYEE STOCK OWNERSHIP PLAN AND 401KSOP

     On March 15, 1979, the Company consummated a plan which transferred control of the Company to its employees. As a part of this plan, the Company sold 2,880,000 common shares to the Company's Employee Stock Ownership Trust (ESOT) for $2,700,000.

     The Employee Stock Ownership Plan (ESOP), in conjunction with the related ESOT, provided for the grant to certain employees of certain ownership rights in, but not possession of, the common shares held by the trustee of the Trust. Annual allocations of shares have been made to individual accounts established for the benefit of the participants.

     The Employee Stock Ownership Plan included as participants, all nonbargaining employees of the parent company and its domestic subsidiaries who have attained age 21 and completed one year of service.

     Statement of Position 93-6 "Employers Accounting for Employee Stock Ownership Plans" required the employer to recognize compensation expense equal to the fair value of the shares committed to be released; however, it allowed an employer with an ESOP holding shares purchased prior to December 31, 1992 to continue their existing accounting treatment. Accordingly, the Company elected to maintain its existing accounting treatment.

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

     The contributions to the ESOT were:

                                                                         1996
                                                                (Dollars in Thousands)
               Principal repayment                                    $       97
               Interest                                                        5
                                                                       ---------

               Total cash contributions required                             102
               Less dividends paid on collateral shares                       12
                                                                       ---------
               ESOT expense                                           $       90
                                                                       =========

               Annual release of shares from collateral                   38,970
                                                                       =========

               Cumulative release of shares from collateral            2,880,000
                                                                       =========

               Number of shares remaining in collateral                        0
                                                                       =========


     Effective January 1, 1997, the Company commenced operation of the "The Davey 401KSOP and ESOP," which retained the existing ESOP participant accounts and incorporated a deferred savings plan (401(k) plan) feature. Participants in the plan are allowed to make before-tax contributions, within Internal Revenue Service established limits, through payroll deductions. The Company will match, in either cash or Company stock, 50% of each participant's before-tax contribution, limited to the first 3% of the employee's compensation deferred each year. Eligibility to participate is the same as that provided under the Employee Stock Ownership Plan. The Company's cost of this plan for 1998 and 1997, consisting principally of the accruals for the employer match, was $520,000 and $493,000, respectively.

9. PENSION PLANS

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

   EXPENSE RECOGNITION
    Pension expense (income) was calculated as follows:


                                                                 1998          1997           1996
                                                                        (Dollars in Thousands)
               Service cost - increase in benefit
                obligations earned                            $      754     $      626     $      368
               Interest cost on projected benefit obligation         905            849            906
               Expected return on plan assets                     (2,106)        (1,894)        (1,702)
               Amortization of prior service cost                    (34)           (34)             4
               Amortization of initial net asset                     (72)           (72)           (72)
               Recognized gains                                     (240)          (141)           (66)
                                                              ----------     ----------     ----------

               Net pension income                             $     (793)    $     (666)    $     (562)
                                                              ==========     ==========     ==========

   Funded Status
    The funded status of pension plans at December 31 was as follows:

                                                                    1998          1997           1996
                                                                      (Dollars in Thousands)
               Plan assets at fair market value               $   32,725     $   25,561     $   21,488
               Projected benefit obligation                      (13,595)       (12,502)       (12,091)
                                                              ----------     ----------     ----------
               Excess of assets over projected
                benefit obligation                                19,130         13,059          9,397
               Unrecognized initial asset                           (938)        (1,010)        (1,082)
               Unrecognized gain                                 (13,125)        (7,741)        (4,639)
               Unrecognized prior service cost                      (629)          (663)          (697)
                                                              ----------     ----------     ----------
               Prepaid benefit cost recognized
                as other assets in balance sheets             $    4,438     $    3,645     $    2,979
                                                              ==========     ==========     ==========

   Reconciliations
     The projected benefit obligation is reconciled as follows:


                                                                 1998           1997           1996
                                                                      (Dollars in Thousands)
               Balance, beginning of year                     $   12,502     $   12,091     $   12,462
               Service cost                                          754            626            368
               Interest cost                                         905            849            906
               Participant contributions                                             13            152
               Amendments                                                                         (755)
               Actuarial gain                                        607            104            238
               Benefits paid                                      (1,173)        (1,181)        (1,280)
                                                              ----------     ----------     ----------
               Balance, end of year                           $   13,595     $   12,502     $   12,091
                                                              ==========     ==========     ==========


     The fair value of plan assets are reconciled as follows:

                                                                1998           1997           1996
                                                                      (Dollars in Thousands)
               Balance, beginning of year                     $   25,561     $   21,488     $   19,143
               Actual return on plan assets                        8,337          5,241          3,473
               Participant contributions                                             13            152
               Benefits paid                                      (1,173)        (1,181)        (1,280)
                                                              ----------     ----------     ----------

               Balance, end of year                           $   32,725     $   25,561     $   21,488
                                                              ==========     ==========     ==========


     On a weighted-average basis the following assumptions were used in accounting for the plans:

                                                                  1998           1997           1996
               Discount rate used to determine
                projected benefit obligation                       6.75%          7.00%          7.25%
               Expected return on plan assets                      8.25%          8.25%          9.00%
               Rate of compensation increase                       5.00%          5.00%          5.00%

   MULTIEMPLOYER PLANS
     The Company also contributes to several multiemployer plans, which provide defined benefits to unionized workers who do not participate in the Company sponsored bargaining unit plan. Amounts charged to pension cost and contributed to the plans in 1998, 1997 and 1996 totaled $396,000, $380,000, and $395,000, respectively.

10. INCOME TAXES

     The approximate tax effect of each type of temporary difference that gave rise to the Company's deferred tax assets (no valuation allowance was considered necessary) and liabilities at December 31, was as follows:


                                                              1998        1997        1996
                                                                 (Dollars in Thousands)
            CURRENT
             Assets:
               Compensated absences                         $    377    $    341     $   294
               Insurance                                       1,311       1,447       1,346
               Other - net                                       154         244         146
                                                            --------    --------     -------
               Net current                                     1,842       2,032       1,786
                                                            --------    --------     -------
            NON-CURRENT
             Assets:
               Insurance                                       3,872       3,825       3,100
               Other - net                                       286         462         264
             Liabilities:
               Accelerated depreciation for tax purposes      (6,222)     (4,421)     (4,300)
               Pensions                                       (1,524)     (1,247)     (1,016)
                                                            --------    --------    --------
               Net noncurrent                                 (3,588)     (1,381)     (1,952)
                                                            --------    --------    --------
               Net deferred tax asset (liability)           $ (1,746)   $    651    $   (166)
                                                            ========    ========    ========

     Significant components of income tax expense include:

                                                              1998         1997        1996
                                                                 (Dollars in Thousands)
               Taxes currently payable:
                U.S. Federal                                $  3,014    $  6,839    $  5,057
                Canadian                                         333         309         144
                State and local                                1,500       1,641       1,200
                                                            --------    --------    --------
                                                               4,847       8,789       6,401
                                                            --------    --------    --------
               Deferred tax expense (benefit):
                U.S. Federal                                   1,975        (682)       (269)
                Canadian                                          73          46          22
                State and local                                  349        (181)        (72)
                                                            --------    --------    --------
                                                               2,397        (817)       (319)
                                                            --------    --------    --------
                                                            $  7,244    $  7,972    $  6,082
                                                            ========    ========    ========

     The differences between the U.S. Federal statutory tax rate and the effective tax rate are as follows:

                                                         1998     1997    1996
               U.S. Federal statutory tax rate           34.6%    34.9%    34.3%
               State and local income taxes               5.5      5.5      5.3
               Canadian income taxes                       .7       .7       .5
               Miscellaneous                              (.2)      .3       .9
                                                        -----    -----    -----

               Effective tax rate                        40.6%    41.4%    41.0%
                                                        =====    =====    =====


     Earnings before income taxes by country are as follows:


                                                    1998      1997     1996
                                                     (Dollars in Thousands)
               U.S.                               $17,006   $18,604   $14,555
               Canadian                               835       647       286
                                                  -------   -------   -------

                                                  $17,841   $19,251   $14,841
                                                  =======   =======   =======


     The Company made cash payments for income taxes of $7,742,000, $7,360,000, and $9,354,000 in 1998, 1997 and 1996, respectively.

11.  OPERATING LEASES

     The Company primarily leases facilities which are used for district office and warehouse operations. These leases extend for varying periods of time up to four years and, in some cases, contain renewal options. Total rental expense under such operating leases amounted to approximately $1,899,000, $1,723,000, and $1,693,000 for 1998, 1997 and 1996, respectively. As of
   December 31, 1998, future minimum rental payments, including taxes and other operating costs, for all operating leases having noncancelable lease terms in excess of one year, totaled $3,588,000, and are expendable as follows:
   1999, $1,363,000; 2000, $1,000,000; 2001, $642,000; 2002, $363,000 and 2003,
   $220,000.


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

     At December 31, 1998, the Company was contingently liable to its principal banks in the amount of $10,425,000 for outstanding letters of credit for insurance coverage.

13.  ACQUISITIONS

     In 1998, 1997, and 1996, the Company completed acquisitions of organizations providing horticultural services for a total purchase price of $712,000, $449,000 and $820,000, respectively. They were accounted for as purchases and their results of operations, which were not material in any of the years presented, are included in the accompanying financial statements from their respective dates of acquisition.

                                    ********