Form 10-K405, Exhibit 13
period 1999-12-31
DAVEY TREE EXPERT CO
filed 2000-03-31
CIK 277638

                          INDEX TO FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULES
                            [ITEMS 14(A)(1) AND (2)]


                                                                PAGE

                                                                ----

INDEPENDENT AUDITORS' REPORT                                     F-2

FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1999, 1998 AND 1997:

  Consolidated Balance Sheets                                    F-3

  Consolidated Statements of Net Earnings                        F-5

  Consolidated Statements of Shareholders' Equity                F-6

  Consolidated Statements of Cash Flows                          F-8

  Notes to Consolidated Financial Statements                     F-9


INDEPENDENT AUDITORS' REPORT

To the Shareholders and Board of Directors
The Davey Tree Expert Company
Kent, Ohio


We have audited the accompanying consolidated balance sheets of The Davey Tree Expert Company and subsidiary companies as of December 31, 1999, 1998 and 1997, and the related consolidated statements of net earnings, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Davey Tree Expert Company and subsidiary companies as of December 31, 1999, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




/s/ DELOITTE AND TOUCHE LLP

Cleveland, Ohio
March 23, 2000

THE DAVEY TREE EXPERT COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------


                                                       DECEMBER 31
                                               1999        1998         1997
                                               ----        ----         ----
                                                  (DOLLARS IN THOUSANDS)
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents               $       63   $    1,264   $     722
  Accounts receivable                         71,452       51,490      43,896
  Operating supplies                           2,848        2,644       2,662
  Prepaid expenses and other assets            2,494        2,940       2,724
  Refundable income taxes                      2,375        1,248
  Deferred income taxes                        2,014        1,842       2,032
                                          ----------   ----------   ---------
    Total current assets                      81,246       61,428      52,036

PROPERTY AND EQUIPMENT:
  Land and land improvements                   6,495        6,325       6,283
  Buildings and leasehold improvements        18,480       18,269      16,142
  Equipment                                  201,997      187,084     166,902
                                          ----------   ----------   ---------
                                             226,972      211,678     189,327
  Less accumulated depreciation              142,964      132,245     123,053
                                          ----------   ----------   ---------
  Net property and equipment                  84,008       79,433      66,274

OTHER ASSETS AND INTANGIBLES                  11,428        8,225       9,515







TOTAL ASSETS                              $  176,682   $  149,086   $ 127,825
                                          ==========   ==========   =========

See notes to consolidated financial statements.

                                                        DECEMBER 31
                                                1999        1998        1997
                                                ----        ----        ----
                                                  (DOLLARS IN THOUSANDS)

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                          $  14,287   $  15,191  $   10,187
  Accrued liabilities                           9,815      11,413      10,822
  Insurance liabilities                         4,755       5,797       6,738
  Income taxes payable                                                  1,647
  Notes payable, bank                             500                     300
  Current maturities of long-term debt          3,746         855       3,148
  Current obligations under capital leases        296
                                           ----------  ----------  ----------
     Total current liabilities                 33,399      33,256      32,842

LONG-TERM DEBT                                 65,904      42,893      24,104

LONG-TERM OBLIGATIONS UNDER CAPITAL LEASES      4,361

DEFERRED INCOME TAXES                           4,731       3,588       1,381

INSURANCE LIABILITIES                          11,155      10,969      10,913

OTHER LIABILITIES                                 712       1,112         698
                                           ----------  ----------  ----------

TOTAL LIABILITIES                             120,262      91,818      69,938

SHAREHOLDERS' EQUITY:
  Preferred shares
  Common shares                                10,728       8,728       8,728
  Additional paid-in capital                    3,136       5,893       4,625
  Accumulated other comprehensive
    income (loss)                                (543)       (745)       (535)
  Retained earnings                            76,455      94,547      85,510
                                           ----------  ----------  ----------

                                               89,776     108,423      98,328

LESS:
  Treasury shares, at cost                     33,356      51,155      40,441
                                           ----------  ----------  ----------

TOTAL SHAREHOLDERS' EQUITY                     56,420      57,268      57,887
                                           ----------  ----------  ----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY $  176,682  $  149,086  $  127,825
                                           ==========  ==========  ==========

See notes to consolidated financial statements.

THE DAVEY TREE EXPERT COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF NET EARNINGS
--------------------------------------------------------------------------------

                                                   YEARS ENDED DECEMBER 31
                                       1999                  1998                  1997
                                       ----                  ----                  ----
                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

REVENUES                         $  308,144  100.0%    $  313,887  100.0%    $  295,079  100.0%

COSTS AND EXPENSES:
  Operating                         210,628   68.3        210,921   67.2        197,726   67.0
  Selling                            45,403   14.7         39,601   12.6         37,832   12.8
  General and administrative         21,742    7.1         22,764    7.2         20,297    6.9
  Depreciation and amortization      20,412    6.7         19,934    6.4         17,375    5.9
                                 ----------  -----     ----------  -----     ----------  -----

                                    298,185   96.8        293,220   93.4        273,230   92.6
                                 ----------  -----     ----------  -----     ----------

EARNINGS FROM OPERATIONS              9,959    3.2         20,667    6.6         21,849    7.4

INTEREST EXPENSE                      4,947    1.6          3,391    1.1          2,703     .9

OTHER INCOME - NET                   (1,138)   (.4)          (565)   (.2)          (105)
                                 ----------  -----     ----------  -----     ----------  -----

EARNINGS BEFORE INCOME TAXES          6,150    2.0         17,841    5.7         19,251    6.5

INCOME TAXES                          2,435    0.8          7,244    2.3          7,972    2.7
                                 ----------  ------    ----------  -----     ----------  -----


NET EARNINGS                     $    3,715    1.2%    $   10,597    3.4%    $   11,279    3.8%
                                 ==========  =====     ==========  =====     ==========  =====


EARNINGS PER COMMON SHARE        $     0.47            $     1.29            $     1.28
                                 ==========            ==========            ==========

EARNINGS PER COMMON SHARE
  ASSUMING DILUTION              $     0.42            $     1.15            $     1.19
                                 ==========            ==========            ==========

See notes to consolidated financial statements.

THE DAVEY TREE EXPERT COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                                  ADDITIONAL
                                                       COMMON      PAID-IN
                                                       SHARES      CAPITAL
                                                     ---------    ----------
BALANCE, JANUARY 1, 1997                             $   8,728     $   3,876

  Comprehensive income:
    Net earnings
    Other comprehensive income, net of tax
      Foreign currency translation adjustments
  Comprehensive income
  Receipts from subscriptions receivable
  Shares purchased
  Shares sold to employees                                               695
  Options exercised                                                       54
  Dividends
                                                      ---------    ---------

BALANCE, DECEMBER 31, 1997                                8,728        4,625

  Comprehensive income:
    Net earnings
    Other comprehensive income, net of tax
      Foreign currency translation adjustments
  Comprehensive income
  Shares purchased
  Shares sold to employees                                             1,115
  Options exercised                                                      153
  Dividends
                                                      ---------    ---------

BALANCE, DECEMBER 31, 1998                                8,728        5,893

  Comprehensive income:
    Net earnings
    Other comprehensive income, net of tax
      Foreign currency translation adjustments
  Comprehensive income
  Stock dividend and share retirement                     2,000      (3,982)
  Shares purchased
  Shares sold to employees                                            1,033
  Options exercised                                                     192
  Dividends
                                                      ---------   ---------

BALANCE, DECEMBER 31, 1999                            $  10,728   $   3,136
                                                      =========   =========


See notes to consolidated financial statements.



       ACCUMULATED                            SUBSCRIP-
      OTHER COMPRE-                             TIONS
         HENSIVE                              RECEIVABLE   COMPRE-
          INCOME      RETAINED    TREASURY       FROM      HENSIVE
          (LOSS)      EARNINGS     SHARES     EMPLOYEES     INCOME       TOTAL
       ------------   --------    --------    ----------   -------       -----
        $   (401)     $ 75,725   $ (35,451)    $     (7)               $ 52,470

                        11,279                             $ 11,279

            (134)                                              (134)
                                                           --------
                                                           $ 11,145      11,145
                                                           ========
                                                      7                       7
                                    (5,918)                              (5,918)
                                       737                                1,432
                                       191                                  245
                        (1,494)                                          (1,494)
        --------      --------   ---------     --------                --------
            (535)       85,510     (40,441)           0                  57,887

                        10,597                             $ 10,597

            (210)                                              (210)
                                                           --------
                                                           $ 10,387      10,387
                                                           ========
                                   (12,150)                             (12,150)
                                       773                                1,888
                                       663                                  816
                        (1,560)                                          (1,560)
        --------      --------   ---------     --------                --------

            (745)       94,547     (51,155)           0                  57,268

                         3,715                             $  3,715

             202                                                202
                                                           --------
                                                           $  3,917       3,917
                                                           ========
                       (19,759)     21,741
                                    (5,509)                              (5,509)
                                      (407)                                 626
                                     1,974                                2,166
                        (2,048)                                          (2,048)
        --------      --------   ---------     --------                --------

        $   (543)     $ 76,455   $ (33,356)    $      0                $ 56,420
        ========      ========   =========     ========                ========


See notes to consolidated financial statements.

THE DAVEY TREE EXPERT COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                                                     YEARS ENDED DECEMBER 31
                                                   1999        1998       1997
                                                   ----        ----       ----
                                                      (DOLLARS IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings                                   $  3,715    $ 10,597    $ 11,279
  Adjustments to reconcile net earnings to
     net cash (used in) provided by operating
     activities:
       Depreciation                                20,019      19,563      17,000
       Amortization                                   393         371         375
       Deferred income taxes                          971       2,397        (817)
       Gain on sale of assets                      (1,487)       (587)       (325)
       Other                                         (290)         28          (1)
                                                 --------    --------    --------
                                                   23,321      32,369      27,511
       Change in operating assets and
         liabilities:
          Accounts receivable                     (19,962)     (7,594)     (4,091)
          Other assets                             (3,732)        (59)     (2,876)
          Accounts payable and accrued
            liabilities                            (2,949)      5,595       2,606
          Insurance liabilities                      (856)       (885)      2,539
          Other liabilities                          (400)     (1,233)      1,245
                                                 --------    --------    --------
  Net cash (used in) provided by operating
    activities                                     (4,578)     28,193      26,934
                                                 --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of property and equipment     2,730       1,880       1,138
  Acquisitions                                       (857)       (712)       (449)
  Capital expenditures:
     Land and buildings                            (2,574)     (2,617)       (285)
     Equipment                                    (18,006)    (31,392)    (26,718)
                                                 --------    --------    --------
  Net cash used in investing activities           (18,707)    (32,841)    (26,314)
                                                 --------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (payments) under notes
    payable, bank                                     500        (300)        225
  Principal payments of long-term debt             (1,071)     (5,547)     (2,778)
  Proceeds from issuance of long-term debt         26,973      22,043       7,756
  Sales of treasury shares                          2,792       2,704       1,677
  Receipts from stock subscriptions                                            7
  Dividends paid, $.20 in 1999; $.19 in 1998;
    $.17 in 1997                                   (1,601)     (1,560)     (1,494)
  Repurchase of common shares                      (5,509)    (12,150)     (5,918)
                                                 --------    --------    --------

  Net cash provided by (used in) financing
    activities                                     22,084       5,190        (525)
                                                 --------    --------    --------

NET CHANGE IN CASH AND CASH EQUIVALENTS            (1,201)        542          95

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR        1,264         722         627
                                                 --------    --------    --------

CASH AND CASH EQUIVALENTS, END OF YEAR           $     63    $  1,264    $    722
                                                 ========    ========    ========

See notes to consolidated financial statements.

THE DAVEY TREE EXPERT COMPANY AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE YEARS ENDED DECEMBER 31, 1999
--------------------------------------------------------------------------------


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

   FISCAL YEAR

     The Company's fiscal year ends on the Saturday closest to December 31; 1999 was a 52-week year ended January 1, 2000; 1998 was a 52-week year ended January 2, 1999 and 1997 was a 53-week year ended January 3, 1998. For presentation purposes, all years were presumed to have ended on December 31.

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

   ACCOUNTS RECEIVABLE

     The Company had an allowance of $348,000 at December 31, 1999 and $314,000 at December 31, 1998 and 1997.

   INTANGIBLE ASSETS

     Intangible assets represent goodwill, employment contracts, and customer lists resulting from business acquisitions and are being amortized on a straight-line basis over their estimated useful lives ranging from 3-15 years. The net book value of intangible assets (net of accumulated amortization of $2,711,000, $2,318,000, and $1,947,000 at December 31, 1999,
   1998, and 1997, respectively) was $2,790,000, $2,631,000, and $2,550,000 at
   December 31, 1999, 1998, and 1997, respectively.

   PROPERTY AND EQUIPMENT

     The Company records property and equipment at cost. In January 1998, the Company commenced development of its new enterprise-wide information system. This project included the re-design of certain key business processes, and replaced the Company's legacy systems on April 4, 1999. Costs have been expensed or capitalized depending on whether they were incurred in the preliminary project stage, application development stage, or the post implementation stage. Reengineering, training, and other costs such as data conversion have been expensed as incurred. Generally, land improvements, leasehold improvements and buildings are depreciated by the straight-line method while the declining balance method is used for equipment. The estimated useful lives used in computing depreciation are: land improvements, 5-20 years; buildings and leasehold improvements, 5-40 years; equipment, 3-10 years.

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

   STOCK SPLIT

     On May 19, 1999 the Company's Board of Directors declared a 2-for-1 stock split in the form of a 100% stock dividend on outstanding shares only, to shareholders of record as of June 1, 1999. To effect the stock split, they authorized the retirement of 1,981,894 common shares held in treasury. Per common share amounts have been restated for all periods presented to give retroactive effect to the stock split, and common shares issued, treasury shares and retained earnings have been adjusted to reflect the share retirement. Common share disclosures have also been restated, where appropriate, to reflect the 2-for-1 stock split.

   EARNINGS PER SHARE

     The following table sets forth the computation of earnings per common share and earnings per common share - assuming dilution:


                                           1999         1998         1997
                                           ----         ----         ----
                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  Numerator:
    Net earnings                         $  3,715     $ 10,597     $ 11,279

  Denominator:
    For earnings per common share
      weighted average shares
      outstanding                       7,971,810    8,244,366    8,785,938
    Effect of dilutive securities
      employee and director stock
      options                             899,742      983,646      665,674
                                        ---------    ---------    ---------
    Denominator for earnings per share-
      assuming dilution                 8,871,552    9,228,012    9,451,612
                                        =========    =========    =========

  Earnings per common share             $     .47    $    1.29    $    1.28
                                        =========    =========    =========

  Earnings per common share -
    assuming dilution                   $     .42    $    1.15   $     1.19
                                        =========    =========   ==========

   RECENTLY ISSUED ACCOUNTING STANDARDS

     In 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." As permitted by SFAS No. 137, the Company expects to adopt this statement in 2001. The statement requires that all derivatives, such as interest rate exchange agreements (swaps), be recognized on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. Derivatives determined to be hedges will be adjusted to fair value through either income or other comprehensive income, depending on the nature of the hedge. The Company has not yet determined what effect SFAS No. 133 will have on the earnings and financial position of the Company.

   RECLASSIFICATIONS

     Reclassifications have been made to the prior-year financial statements to conform to the current year presentation.

2.   OPERATING SEGMENTS

     The Company has two primary operating segments which provide a variety of horticultural services to their respective customer groups. Residential and Commercial services provides for the treatment, preservation, maintenance, cultivation, planting and removal of trees, shrubs and other plant life; its services also include the practices of tree surgery, tree feeding, tree spraying and landscaping, as well as the application of fertilizers, herbicides, and insecticides. Utility services is principally engaged in the practice of line clearing for public utilities. The "Other" segment category includes the Company's services related to natural resource management and consulting, forestry research and development, and environmental planning.

     The Company's primary focus in evaluating segment performance is on operating earnings. The accounting policies of the operating segments are the same as those described in Note 1, except that only straight-line depreciation is allocated. Corporate expenses are substantially allocated among the operating segments. Identifiable assets are those directly used or generated by each segment, and include accounts receivable, inventory, and property and equipment. Unallocated assets consist principally of corporate facilities, enterprise-wide information systems, cash and cash equivalents, deferred taxes, prepaid expenses, and other assets and intangibles.

     Detail to Operating Segments is as follows:



                                                    RESIDENTIAL
                                                   & COMMERCIAL
                                         UTILITY     SERVICES        OTHER        TOTAL
                                         -------    ----------       -----        -----
                                                  (DOLLARS IN THOUSANDS)
       1999
       Revenues                         $  173,654  $  129,174   $    5,316  $  308,144
       Earnings from operations              7,076       6,370          195      13,641
       Depreciation                         10,595       6,273          300      17,168
       Segment assets                       65,233      64,125        3,582     132,940
       Capital expenditures                 13,712       7,312          200      21,224


                                                    RESIDENTIAL
                                                   & COMMERCIAL
                                          UTILITY    SERVICES     OTHER       TOTAL
                                          -------   ----------    -----       -----
                                                   (DOLLARS IN THOUSANDS)
       1998
       Revenues                         $ 184,768   $ 122,297   $   6,822   $ 313,887
       Earnings from operations            12,849      10,838         159      23,846
       Depreciation                        11,213       5,928         162      17,303
       Segment assets                      66,720      40,785       2,247     109,752
       Capital expenditures                16,442       8,303          99      24,844

       1997
       Revenues                         $ 167,798   $ 113,977   $  13,304   $ 295,079
       Earnings from operations             9,556      10,325       2,569      22,450
       Depreciation                         9,918       5,214          73      15,205
       Segment assets                      59,291      33,730       1,223      94,244
       Capital expenditures                14,460       6,894          65      21,419



                                                        1999        1998        1997
                                                        ----        ----        ----
                                                            (DOLLARS IN THOUSANDS)
       EARNINGS

       Operating earnings for reportable segments    $  13,446   $  23,687   $  19,881
       Operating earnings for other                        195         159       2,569
       Unallocated amounts:
         Other corporate expense                        (3,682)     (3,179)       (601)
         Interest expense                               (4,947)     (3,391)     (2,703)
         Other income - net                              1,138         565         105
                                                     ---------   ---------   ---------
       Earnings before tax                           $   6,150   $  17,841   $  19,251
                                                     =========   =========   =========

       DEPRECIATION

       Depreciation for reportable segments          $ 16,868    $  17,141   $  15,132
       Depreciation for other                             300          162          73
       Unallocated depreciation                         2,851        2,260       1,795
                                                     --------    ---------   ---------
       Total                                         $ 20,019    $  19,563   $  17,000
                                                     ========    =========   =========

       ASSETS

       Assets for reportable segments                $129,358    $ 107,505   $  93,021
       Assets for other                                 3,582        2,247       1,223
       Unallocated assets                              43,742       39,334      33,581
                                                     --------    ---------   ---------
       Total                                         $176,682    $ 149,086   $ 127,825
                                                    =========    =========   =========

       CAPITAL EXPENDITURES

       Expenditures for reportable segments         $  21,024    $  24,745   $  21,354
       Expenditures for other                             200           99          65
       Unallocated expenditures                         4,013        9,165       5,584
                                                    ---------    ---------   ---------
       Total                                        $  25,237    $  34,009   $  27,003
                                                    =========    =========   =========

     The Company's geographic information is as follows:


                                                      1999         1998        1997
                                                      ----         ----        ----
                                                         (DOLLARS IN THOUSANDS)
       REVENUES

       United States                                $ 293,541    $ 297,705   $ 280,284
       Canada                                          14,603       16,182      14,795
                                                    ---------    ---------   ---------
       Total                                        $ 308,144    $ 313,887   $ 295,079
                                                    =========    =========   =========


       PROPERTY AND EQUIPMENT, NET OF
          ACCUMULATED DEPRECIATION

       United States                                $  80,291    $  76,489   $  63,336
       Canada                                           3,717        2,944       2,938
                                                    ---------    ---------   ---------
       Total                                        $  84,008    $  79,433   $  66,274
                                                    =========    =========   =========


  CUSTOMER CONCENTRATION

     Utility services represented approximately 50%, 59% and 63% of the outstanding accounts receivable at December 31, 1999, 1998, and 1997, respectively. The Company had revenues from one utility customer under multiple year contracts aggregating approximately $51,000,000 in 1999, $55,000,000 in 1998, and $67,000,000 in 1997. The Company had revenues from a second utility customer under multiple year contracts of approximately $9,000,000 in 1999, $18,000,000 in 1998, and $22,000,000 in 1997. The Company
  performs ongoing credit evaluations of its customers' financial conditions and generally requires no collateral.

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

     Insurance liabilities are determined using actuarial methods and assumptions to estimate ultimate costs. They include a large number of claims for which the ultimate costs will develop over a period of several years. Accordingly, the estimates can change as claims mature; they can also be affected by changes in the number of new claims incurred and claim severity. For these reasons, it is possible that these estimates can change materially in the near term. Changes in estimates of claim costs resulting from new information received are recognized in income in the period in which the estimates are changed. Expenses that are unallocable to specific claims are recognized as period costs.

     These liabilities, including the present value of workers compensation liabilities which are discounted at 6.25% at December 31, 1999, 4.50% at December 31, 1998, and 5.75% at December 31, 1997, totaled $15,910,000,
  $16,766,000 and $17,651,000 at December 31, 1999, December 31, 1998, and
  December 31, 1997, respectively. The change in the discount rate reduced insurance costs by approximately $1,336,000 in 1999, and increased insurance costs by $306,000 in 1998 and $213,000 in 1997. Insurance liabilities are classified as current and noncurrent liabilities based on the timing of future estimated cash payments. At December 31, 1999, 1998, and 1997, the gross value of those liabilities was approximately $19,015,000, $18,867,000 and $20,765,000, respectively.

4.   COMMON AND PREFERRED SHARES

     The Company has authorized a class of 4,000,000 preferred shares, no par value, of which none were issued.

     The number of common shares authorized is 12,000,000, par value $ 1.00. The number of common shares issued was 10,728,440 at December 31, 1999 and 8,728,440 (pre-split) at December 31, 1998 and December 31, 1997. The number of shares in the treasury were 2,601,058, 4,736,785 (pre-split), and 4,429,205 (pre-split) at December 31, 1999, 1998 and 1997, respectively.

     The Company's stock is not listed or traded on an active stock market and market prices are, therefore, not available. Semi-annually, an independent stock valuation firm determines the fair market value based upon the Company's performance and financial condition.

     Since 1979, the Company has provided a ready market for all shareholders through its direct purchase of their common shares. During 1999, these purchases totaled 343,312 shares for $5,509,000 in cash; the Company also had direct sales, to directors and employees, excluding those shares sold through either the exercise of options or the employee stock purchase plan below, of 894 shares for $20,000. It also sold 78,236 shares to the Company's 401(k) plan for $1,254,000 and issued 28,134 shares to participant accounts to satisfy its liability for the 1998 employer match in the amount of $450,000. Uniform restrictions apply to the transfer of the Company's common shares. These restrictions generally give the Company or the trust of the Company's Employee Stock Ownership Plan the right to purchase the common shares whenever a shareholder proposes to transfer the shares to anyone, other than transfers to a current employee of the Company or transfers by a current or former employee to members of their immediate family.

  STOCK-BASED COMPENSATION PLANS

     The 1994 Omnibus Stock Plan consolidated into a single plan provisions for the grant of stock options and other stock based incentives and maintenance of the employee stock purchase plan. Other than director options, the grant of awards is at the discretion of the compensation committee of the Board of Directors. The aggregate number of common shares available for grant and the maximum number of shares granted annually are based on formulas defined in the plan. Each non-employee director elected or appointed, and re-elected or re-appointed, will receive a director option that gives the right to purchase, for six years, 4,000 common shares at the fair market value per share at date of grant. The director options are exercisable six months from the date of grant. The maximum number of shares that may be issued upon exercise of stock options, other than director options and nonqualified stock options, is 1,600,000 during the ten-year term of the plan.

     Shares available for grant at December 31, 1999 were 531,627, which were based on the number available upon ratification of the plan less: the options granted presented below; the director options granted; and 864,386 shares purchased since 1994 under the stock purchase plan.

     A summary of the status of the Company's director options as of December 31, 1999, 1998, and 1997, and changes during the years ending on those dates is presented below:



                                               1999                           1998                           1997
                                      -----------------------        ------------------------      ------------------------
                                                  WEIGHTED                       WEIGHTED                      WEIGHTED
                                                   AVERAGE                        AVERAGE                       AVERAGE
                                      SHARES    EXERCISE PRICE       SHARES    EXERCISE PRICE      SHARES    EXERCISE PRICE
                                      ------------------------       ------------------------      ------------------------
  Outstanding at beginning of year    56,000       $  9.07           60,000       $  7.86          48,000       $  7.03
  Granted                              4,000         16.00           12,000         13.03          20,000          9.40
  Exercised                          (16,000)         7.68          (16,000)         7.51          (8,000)         6.76
  Forfeited
                                      ------                         ------                        ------
  Outstanding at end of year          44,000       $ 10.20           56,000       $  9.07          60,000       $  7.86
                                      ======                         ======                        ======


     Prior to adoption of the 1994 Omnibus Stock Plan, the Company had two qualified stock option plans available for officers and management employees; the final grant of awards under those plans was December 10, 1993.

     A summary of the status of the Company's stock option plans, excluding director options, as of December 31, 1999, 1998, and 1997, and changes during the years ending on those dates is presented below:



                                               1999                           1998                           1997
                                    -------------------------      -------------------------     -------------------------
                                                  WEIGHTED                       WEIGHTED                      WEIGHTED
                                                   AVERAGE                        AVERAGE                       AVERAGE
                                     SHARES    EXERCISE PRICE       SHARES    EXERCISE PRICE      SHARES    EXERCISE PRICE
                                    ---------  --------------      ---------  --------------     ---------  --------------
  Outstanding at beginning of year  1,772,430       $ 6.55         1,895,700       $ 6.51        1,931,200       $ 6.49
  Granted
  Exercised                          (414,273)        4.93          (119,670)        5.81          (35,500)        5.41
  Forfeited                            (6,813)        4.70            (3,600)        7.90
                                    ---------                      ---------                     ---------
  Outstanding at end of year        1,351,344         7.05         1,772,430         6.55        1,895,700         6.51
                                    =========                      =========                     =========
  Options exercisable at year end   1,139,344                      1,454,430                     1,471,700
                                    =========                      =========                     =========


     The following table summarizes information about fixed stock options outstanding at December 31, 1999:


                              Options Outstanding
                     ----------------------------------------
          Exercise   Number Outstanding         Remaining      Number Exercisable
            Price       at 12/31/99          Contractual Life     at 12/31/99
          --------   ------------------      ----------------  ------------------
            $5.95           40,800                  3.0 years        40,800
             6.22          408,560                  2.3             408,560
             6.92          388,000                  4.0             388,000
             7.90          513,984                  .9              301,984
                         ---------                                ---------
                         1,351,344                                1,139,344
                         =========                                =========


     The Company has an employee stock purchase plan that provides the opportunity for all full-time employees with one year of service to purchase shares through payroll deductions. The purchase price for the shares offered under the plan is 85% of the fair market value of the shares.

     Purchases under the plan have been as follows:

                                                1999         1998        1997
                                                ----         ----        ----
       Number of employees participating         1,025         907          817

       Annual shares purchased                 103,038     102,688      124,216

       Average price paid                       $13.63      $11.65        $8.32

       Cumulative shares purchased           3,174,290   3,071,252    2,968,564


     The Company applies the intrinsic-value method under APB Opinion 25 and related interpretations in accounting for awards granted under the three plans. Using this method, compensation is measured as the difference between the option exercise price and the market value of the stock at the date of grant. Accordingly, no compensation cost has been recognized for either the fixed options granted under these plans or the employee stock purchase plan. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net earnings and earnings per common share - assuming dilution would have been reduced by $405,000 and $.05 in 1999, $360,000 and $.04 in 1998 and $330,000 and $.04 in 1997.

     In calculating the pro forma impact on earnings, the following assumptions were used for the grants in 1996: initial annual dividends of $.16 per share with annual increases of $.01 per share; a risk free interest rate of 6.25%; an expected life of 5 years; and an estimated forfeiture rate of 8%. The 1996 options vest at the rate of 20% annually. The pro forma amounts for 1999, 1998, and 1997 include $275,000, $230,000 and $200,000, respectively, attributable to compensation cost for shares acquired under the employee stock purchase plan.

5.   ACCRUED LIABILITIES

     Accrued liabilities consisted of:


                                                    DECEMBER 31
                                            1999       1998         1997
                                            ----       ----         ----
                                               (DOLLARS IN THOUSANDS)
       Compensation                       $ 5,035     $ 6,666      $ 5,648
       Medical claims                       1,280       1,420        1,948
       Vacation                             2,184       1,927        1,848
       Taxes, other than taxes on income      618         779          657
       Other                                  698         621          721
                                          -------     -------      -------

                                          $ 9,815     $11,413      $10,822
                                          =======     =======      =======

6.   NOTES PAYABLE, BANK AND LONG-TERM DEBT

  NOTES PAYABLE, BANK

     The Company had a bank operating loan which was repayable on demand and charged interest at the bank's prime rate. Additionally, the Company has unused short-term lines of credit with three banks totaling $3,852,000, generally at the banks' prime rate, which was 8.50% at December 31, 1999.

  LONG-TERM DEBT

                                                          DECEMBER 31
                                                   1999        1998         1997
                                                   ----        ----         ----
                                                     (DOLLARS IN THOUSANDS)
     Revolving credit agreement:
       Prime rate borrowings                    $  11,600    $   2,900   $   2,800
       London Interbank Offered Rate
          (LIBOR) borrowings                       45,000       28,000      18,000
     Term note agreement                           10,000       10,000       4,800
                                                ---------    ---------   ---------

                                                   66,600       40,900      25,600

     Subordinated notes - stock redemption          1,674        2,181         357
     Term loans and other                           1,376          667       1,295
                                                ---------    ---------   ---------
                                                   69,650       43,748      27,252
     Less current maturities                        3,746          855       3,148
                                                ---------    ---------   ---------
                                                $  65,904    $  42,893   $  24,104
                                                =========    =========   =========

     The total annual installments required to be paid on long-term debt are as follows: 2000, $3,746,000; 2001, $2,890,000; 2002, $57,427,000; 2003,
  $2,432,000; 2004, $2,038,000; and thereafter $1,117,000.

  REVOLVING CREDIT AGREEMENT

     In 1999, the Company renegotiated and amended its Revolving Credit Agreement (Revolver) with two banks, which permits borrowings, as defined, up to $70,000,000 through March 31, 2000, and $55,000,000 thereafter. It provides the Company an option of borrowing funds at either the prime (8.5% at December 31, 1999) interest rate or rates based on LIBOR (5.24% at December 31, 1999) plus a margin adjustment ranging from .9% to 1.4%. The Revolver also includes a commitment fee of between .15% and .25% on the average daily unborrowed commitment. A minimum of $5,000,000 in borrowings may be converted, at the Company's option, to four-year loans. The agreement has an expiration date of April 30, 2002.

     In 1999, the Company also renegotiated and amended its temporary line of credit in the amount of $15,000,000 with its principal bank, which provided for borrowings at either the prime interest rate, rates based on LIBOR, or a negotiated fixed interest rate. The agreement has an expiration date of May 31, 2000.

     Under the most restrictive covenants of the Revolver and the Term Note Agreement below, the Company is obligated to maintain a minimum shareholders' equity, as defined, of $45,000,000 plus 30% of annual consolidated earnings for 1998 and each year thereafter; a maximum ratio of consolidated funded debt to consolidated funded debt plus consolidated shareholders' equity of .58 to 1, and .5 to 1 in 1999 - 2000, and 2001 - 2002, respectively; and a fixed charge coverage ratio of not less than 2.25 to 1.0.

     The Company was not in compliance with the fixed charge coverage ratio covenant as of December 31, 1999. The banks effectively waived the non-compliance with this covenant through an amendment to the existing agreement, by substituting in its place, a covenant based on the ratio of EBIT (earnings before interest and taxes on income) to interest expense as of December 31, 1999. The ratio of EBIT to interest expense may not be less than 2.00 to
  1.00 at that date through September 29, 2000; 2.25 to 1.00 on September 30, 2000 through December 30, 2000; 2.75 to 1.00 on December 31, 2000 through March 30, 2001; and 3.00 to 1.00 on March 30, 2001 and thereafter. The amendment also provides for an extension of the $70,000,000 of availability under the Revolver through April 30, 2000; a new revolving credit agreement is expected to be completed prior to that date.

  TERM NOTE AGREEMENT

     Commencing June 30, 2000, the Term Note Agreement provides for twenty consecutive quarterly principal installments of $500,000, plus interest at either LIBOR plus a margin adjustment ranging from 1.00% to 1.50%, or prime. The average adjusted LIBOR rate during 1999 was 6.46%; adjusted LIBOR was 6.54%, 6.19%, and 7.09% at December 31, 1999, 1998 and 1997, respectively.

  SUBORDINATED NOTES

     In 1998 and 1995, the Company redeemed shares of its common stock from shareholders for cash and five-year subordinated promissory notes. Effective January 1, 1998, these notes bear interest based on the five-year U.S. Treasury rate in effect at January 1 of each year (4.53% in 1999); prior to 1998, they bore interest at a rate equal to the average of the prime rate and the prevailing local bank basic savings rate. There were 115,430 shares redeemed in 1998 for cash of $1,157,710 and notes of $1,943,091. In 1995, there were 31,574 shares redeemed for cash of $174,147 and notes of $595,627.

  TERM LOANS AND OTHER

     The weighted-average interest on the term loans approximates 8.53% and the amounts outstanding are being repaid primarily in equal monthly installments through 2007.

  INTEREST ON DEBT

     The Company made cash payments for interest on all debt of $4,912,000, $3,353,000, and $2,806,000 in 1999, 1998, and 1997, respectively.

7.   FINANCIAL INSTRUMENTS

     The Company uses interest rate exchange agreements (swaps) with its principal bank to modify the interest rate characteristics on its borrowings under the variable interest rate term note. Management's authority to utilize these agreements is restricted by the Board of Directors, and they are not used for trading purposes. Concurrent with the Company's May 14, 1998 renegotiation of the term note, it terminated the swaps outstanding on the prior term note, and entered into a new swap. At December 31, 1999, 1998, and 1997, the outstanding swaps had a total notional amount of $10,000,000, $10,000,000, and $4,800,000, respectively. These swaps effectively changed the interest rate exposure through May 14, 1998 to a fixed 7.22%, and thereafter to a fixed 6.09% plus the applicable LIBOR margin which was 1.40% at December 31, 1999.

     The swaps are accounted for using the settlement method or the "matched swap" method in which the quarterly net cash settlements of the agreements are recognized in interest expense when they accrue. The accrual amounts are included in the consolidated balance sheets as accrued liabilities. Interest expense was increased by $82,000, $35,000, and $9,000 in 1999, 1998 and 1997
  respectively from these agreements. An interest rate swap is considered to be a matched swap if it is linked through designation with an asset or liability provided that it has the opposite interest rate characteristics of the asset or liability. Generally, if the asset or liability that is linked to the swap matures, or is extinguished, or if the swap no longer qualifies for settlement accounting the swap will be marked to market through income. The term of the agreements is matched with the maturity period of the term note. If the Company decided to terminate the swap agreements any resulting gain or loss would be deferred and amortized over the original life of the swap contracts or recognized with the offsetting gain or loss of the hedged transaction.

     The fair value of the swaps is the quoted amount that the Company would receive or pay to terminate the swap agreements as provided by the bank, taking into account current interest rates. Had these agreements been terminated as of December 31 each year, the Company would have received $177,000, paid $335,000 and paid $3,000 in 1999, 1998, and 1997, respectively.

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

     Effective January 1, 1997, the Company commenced operation of the "The Davey 401KSOP and ESOP," which retained the existing ESOP participant accounts and incorporated a deferred savings plan (401(k) plan) feature. Participants in the plan are allowed to make before-tax contributions, within Internal Revenue Service established limits, through payroll deductions. The Company will match, in either cash or Company stock, 50% of each participant's before-tax contribution, limited to the first 3% of the employee's compensation deferred each year. All nonbargaining employees of the parent company and its domestic subsidiaries who attained age 21 and completed one year of service are eligible to participate. The Company's cost of this plan for 1999, 1998, and 1997, consisting principally of the accruals for the employer match, was $489,000, $520,000 and $493,000, respectively.

9.   PENSION PLANS

  DESCRIPTION OF PLANS

     Substantially all of the Company's employees are covered by two defined benefit pension plans. One of these plans is for non-bargaining unit employees and, through 1996, provided a non-contributory benefit with respect to annual compensation up to a defined level, with voluntary employee contributions beyond the specified compensation levels. Concurrent with the introduction of the Davey 401KSOP, future benefits earned under this plan were modified, and as of January 1, 1997, the plan was amended to become non-contributory. The other plan is for bargaining unit employees not covered by union pension plans, is non-contributory, and provides benefits at a fixed monthly amount based upon length of service.

  FUNDING POLICY

     The Company's funding policy is to make the annual contributions necessary to fund the plans within the range permitted by applicable regulations. The plans' assets are invested by outside asset managers in marketable debt and equity securities.

  EXPENSE RECOGNITION

     Pension expense (income) was calculated as follows:

                                                         1999      1998      1997
                                                         ----      ----      ----
                                                          (DOLLARS IN THOUSANDS)
       Service cost - increase in benefit
         obligations earned                            $   699   $   754   $   626
       Interest cost on projected benefit obligation       887       905       849
       Expected return on plan assets                   (2,644)   (2,106)   (1,894)
       Amortization of prior service cost                  (34)      (34)      (34)
       Amortization of initial net asset                   (72)      (72)      (72)
       Recognized gains                                   (950)     (240)     (141)
                                                       --------  -------   --------
       Net pension income                              $(2,114)  $  (793)  $  (666)
                                                       =======   =======   =======



  FUNDED STATUS

     The funded status of pension plans at December 31 was as follows:


                                                         1999         1998         1997
                                                         ----         ----         ----
                                                              (DOLLARS IN THOUSANDS)
       Plan assets at fair market value                $  38,569    $  32,725    $  25,561
       Projected benefit obligation                      (12,778)     (13,595)     (12,502)
                                                       ---------    ---------    ---------

       Excess of assets over projected
         benefit obligation                               25,791       19,130       13,059
       Unrecognized initial asset                           (858)        (938)      (1,010)
       Unrecognized gain                                 (17,785)     (13,125)      (7,741)
       Unrecognized prior service cost                      (596)        (629)        (663)
                                                       ---------    ---------    ---------

       Prepaid benefit cost recognized
         as other assets in balance sheets
                                                       $   6,552    $   4,438    $   3,645
                                                       =========    =========    =========



  RECONCILIATIONS

     The projected benefit obligation is reconciled as follows:

                                                         1999         1998        1997
                                                         ----         ----        ----
                                                              (DOLLARS IN THOUSANDS)
       Balance, beginning of year                      $  13,595   $  12,502   $  12,091
       Service cost                                          699         754         626
       Interest cost                                         887         905         849
       Participant contributions                                                      13
       Settlements                                          (131)
       Actuarial (gain) loss                              (1,217)        607         104
       Benefits paid                                      (1,055)     (1,173)     (1,181)
                                                       ---------   ---------   ---------
       Balance, end of year                            $  12,778   $  13,595   $  12,502
                                                       =========   =========   =========

     The fair value of plan assets are reconciled as follows:

                                                         1999        1998        1997
                                                         ----        ----        ----
                                                             (DOLLARS IN THOUSANDS)
       Balance, beginning of year                      $  32,725  $  25,561   $  21,488
       Actual return on plan assets                        7,030      8,337       5,241
       Participant contributions                                                     13
       Settlements                                          (131)
       Benefits paid                                      (1,055)    (1,173)     (1,181)
                                                       ---------  ---------   ---------
       Balance, end of year                            $  38,569  $  32,725   $  25,561
                                                       =========  =========   =========


     On a weighted-average basis the following assumptions were used in accounting for the plans:


                                                         1999      1998     1997
                                                         ----      ----     ----
       Discount rate used to determine
         Projected benefit obligation                   7.50%     6.75%     7.00%
       Expected return on plan assets                   8.25%     8.25%     8.25%
       Rate of compensation increase                    5.00%     5.00%     5.00%


  MULTIEMPLOYER PLANS

     The Company also contributes to several multiemployer plans, which provide defined benefits to unionized workers who do not participate in the Company sponsored bargaining unit plan. Amounts charged to pension cost and contributed to the plans in 1999, 1998 and 1997 totaled $194,000, $396,000, and $380,000, respectively.

10.  INCOME TAXES

     The approximate tax effect of each type of temporary difference that gave rise to the Company's deferred tax assets (no valuation allowance was considered necessary) and liabilities at December 31, was as follows:


                                                         1999      1998      1997
                                                         ----      ----      ----
                                                         (DOLLARS IN THOUSANDS)
       CURRENT
         Assets:
           Compensated absences                        $   433   $   377   $   341
           Insurance                                     1,455     1,311     1,447
           Other - net                                     126       154       244
                                                       -------   -------   -------
           Net current                                   2,014     1,842     2,032
                                                       -------   -------   -------

       NON-CURRENT
         Assets:
           Insurance                                     4,096     3,872     3,825
           Other - net                                     162       286       462
         Liabilities:
           Accelerated depreciation for tax purposes    (6,746)   (6,222)   (4,421)
           Pensions                                     (2,243)   (1,524)   (1,247)
                                                       -------   -------   -------
           Net noncurrent                               (4,731)   (3,588)   (1,381)
                                                       -------   -------   -------

       Net deferred tax asset (liability)              $(2,717)  $(1,746)  $   651
                                                       =======   =======   =======


8     Significant components of income tax expense include:


                                                         1999      1998      1997
                                                         ----      ----      ----
                                                           (DOLLARS IN THOUSANDS)
         Current tax expense (benefit):
           U.S. Federal                                $ 1,085   $ 3,014   $ 6,839
           Canadian                                        (21)      333       309
           State and local                                 400     1,500     1,641
                                                       -------   -------   -------
                                                         1,464     4,847     8,789
                                                       -------   -------   -------

         Deferred tax expense (benefit):
           U.S. Federal                                    932     1,975      (682)
           Canadian                                        (43)       73        46
           State and local                                  82       349      (181)
                                                       -------   -------   -------
                                                           971     2,397      (817)
                                                       -------   -------   -------

                                                       $ 2,435   $ 7,244   $ 7,972
                                                       =======   =======   =======


     The differences between the U.S. Federal statutory tax rate and the effective tax rate are as follows:


                                                        1999       1998     1997
                                                        ----       ----     ----
         U.S. Federal statutory tax rate                34.0%     34.6%    34.9%
         State and local income taxes                    4.3       5.5      5.5
         Canadian income taxes                            .2        .7       .7
         Miscellaneous                                   1.1       (.2)      .3
                                                       -----     -----    -----
         Effective tax rate                             39.6%     40.6%    41.4%
                                                       =====     =====    =====


     Earnings (loss) before income taxes by country are as follows:


                                                    1999       1998       1997
                                                    ----       ----       ----
                                                        (DOLLARS IN THOUSANDS)
         U.S.                                     $  6,364   $ 17,006  $ 18,604
         Canadian                                     (214)       835       647
                                                  --------   --------  --------
                                                  $  6,150   $ 17,841  $ 19,251
                                                  ========   ========  ========


     The Company made cash payments for income taxes of $2,591,000, $7,742,000, $7,360,000 in 1999, 1998, and 1997, respectively.

11.  LEASES

     On December 30, 1999, the Company entered into agreements to lease equipment under capital leases in the amount of $4,657,000. These amounts have been included in property and equipment. No amortization was recorded in 1999.

     As of December 31, 1999, minimum lease obligations under capital leases are as follows:


         YEAR ENDING DECEMBER 31                           TOTAL
         -----------------------                           ------
                                                   (DOLLARS IN THOUSANDS)

           2000                                          $      572
           2001                                                 744
           2002                                                 744
           2003                                                 744
           2004                                                 744
           Thereafter                                         2,505
                                                         ----------
           Total minimum capital lease payments               6,053
           Amounts representing interest at 6.81%             1,396
                                                         ----------
           Present value of net minimum lease payments        4,657
           Less current portion                                 296
                                                         ----------
           Long-term obligations at December 31, 1999    $    4,361
                                                         ==========



     The Company also leases facilities which are used for district office and warehouse operations. These leases extend for varying periods of time up to four years and, in some cases, contain renewal options. Total rental expense under such operating leases amounted to approximately $2,000,000, $1,899,000, and $1,723,000 for 1999, 1998 and 1997, respectively. As of December 31, 1999, future minimum rental payments, including taxes and other operating costs, for all operating leases having noncancelable lease terms in excess of one year, totaled $5,390,000, and are expendable as follows: 2000,
  $1,795,000; 2001, $1,441,000; 2002, $1,033,000;         2003, $643,000 and
  2004, $478,000.

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

     At December 31, 1999, the Company was contingently liable to its principal banks in the amount of $12,093,000 for outstanding letters of credit for insurance coverage.

13.  ACQUISITIONS

     In 1999, 1998, and 1997, the Company completed acquisitions of organizations providing Residential and Commercial services for a total purchase price of $857,000, $712,000 and $449,000, respectively. They were accounted for as purchases and their results of operations, which were not material in any of the years presented, are included in the accompanying financial statements from their respective dates of acquisition.

                              ********